As filed with the Securities and Exchange Commission on April 7, 2006
Registration No. 333-131650

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1
to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WPCS INTERNATIONAL INCORPORATED
(Name of small business issuer in its charter)

Delaware	4899	98-0204758
(State or other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

One East Uwchlan Avenue
Suite 301
Exton, PA 19341
(610) 903-0400
(Address and telephone number of principal executive offices and principal place of business)

Andrew Hidalgo, Chief Executive Officer
One East Uwchlan Avenue
Suite 301
Exton, PA 19341
(610) 903-0400
(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Marc J. Ross, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Flr.
New York, New York 10018
(212) 930-9700
(212) 930-9725

Approximate date of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

		Proposed
Title of Each Class of	Amount to be	Maximum Aggregate	Proposed Maximum	Amount of
Securities to be Registered	Registered	Price Per Security(1)	Aggregate Offering Price	Registration Fee(1)

Common stock, $0.0001 par value	876,931 shares	$11.915	$10,448,632.87	$1,118.00 (2)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon $11.915, the average of the high and low sale prices of the registrant’s common stock as reported on the NASDAQ Capital Market on February 2, 2006.
(2) Fee previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated          , 2006

876,931 Shares

Common Stock

We are offering 876,931 shares of our common stock. We will pay fees to Punk, Ziegel & Company, L.P., as the placement agent, in connection with this offering. See “Plan of Distribution” beginning on page 45 of this prospectus for more information regarding this arrangement.

Our common stock is traded on the NASDAQ Capital Market under the symbol “WPCS.” On April 4, 2006, the last reported sale price of our common stock on the NASDAQ Capital Market was $7.52 per share.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 4.

	Per Share	Total

Public Offering Price	$	$
Placement Agent Fee	$	$
Proceeds to WPCS, before expenses	$	$

We estimate the total expenses of this offering, excluding the placement agent’s fee, will be approximately $        . The placement agent is not required to sell any specific number or dollar amount of the shares of common stock offered, but will use its reasonable best efforts to sell the shares of common stock offered. The offering will end on or prior to , 2006. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent’s fee and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the maximum offering amounts set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2006.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

All information contained herein relating to shares and per share data has been adjusted to reflect a 1:12 stock split effected on January 10, 2005.

All references herein to our fiscal year and our fiscal year end represent the twelve months ended April 30 and April 30, respectively, and all references herein to our fiscal quarters ended refer to July 31, October 31 and January 31, as appropriate.

This prospectus includes market and industry data that we obtained from internal research, publicly available information and industry publications. Our internal research is based on management’s understanding of industry conditions and has not been verified by any independent sources. Industry publications generally stated that the information they contain has been obtained from sources believed to be reliable. We do not make any representation as to the accuracy of such information.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and accompanying notes included elsewhere in this prospectus, before making an investment decision. Unless the context clearly indicates otherwise, references in this prospectus to “we,” “us,” “our” and “WPCS” refer to WPCS International Incorporated and its subsidiaries on a consolidated basis.

Our Company

WPCS International Incorporated designs and deploys wireless networks. We provide design-build engineering services for specialty communication systems and wireless infrastructure. Specialty communication systems are wireless networks designed to improve productivity for a specified application by communicating data, voice or video information in situations where land line networks are non-existent, more difficult to deploy or too expensive. Wireless infrastructure services include the engineering, installation, integration and maintenance of wireless carrier equipment.

Wireless technology has advanced substantially to the point where wireless networks have proven to be an effective alternative to land line networks, a key factor in wireless’ broad acceptance. We believe the use of dedicated wireless networks for specified applications has improved productivity for individuals and organizations alike. Demand for wireless data services is accelerating the adoption of new technologies that enable wireless networks to deliver enhanced features and capabilities. These new technologies have increased the complexity of wireless systems, and created demand for the services of companies such as ours with specialized skills to address that complexity.

With seven offices across the United States, we provide our services to our customers nationwide. Because we are technology and vendor independent, we can integrate multiple products and services across a variety of communication requirements, creating the most appropriate solution for our customers. Wireless communication is primarily achieved through radio frequency, or RF, signals. We have extensive experience in RF engineering, a necessary skill in designing wireless networks free from interference with other signals and amplified sufficiently to carry data, voice or video with speed, accuracy and reliability. We believe the strength of our experience in the design and deployment of specialty communication systems gives us a competitive advantage, and has supported our rapid growth, both organically and through acquisitions.

Our goal is to become a recognized leader in the design and deployment of wireless networks for specialty communication systems and wireless infrastructure. For the fiscal year ended April 30, 2005, we generated revenues of $40.1 million, an increase of 81.9% from the fiscal year ended April 30, 2004. For the nine months ended January 31, 2006, we generated revenues of $38.2 million, an increase of 31.8% over the comparable period in 2005. Our backlog at January 31, 2006 was approximately $19.7 million.

Our Strategy

Our strategy focuses on both organic growth and the pursuit of acquisitions that add to our engineering capacity and geographic coverage. Specifically, we will endeavor to:

• Increase customer awareness by marketing the full range of our services to our customers;
• Maintain and expand our focus in existing vertical markets such as public safety and gaming, and develop expertise in new vertical markets;
• Strengthen our relationships with technology providers whose products offer benefits to our customers; and
• Seek strategic acquisitions of compatible businesses that can be assimilated into our organization and that will add accretive earnings to our business.

Our Customers

Our customers include corporations, government entities and educational institutions. In our specialty communication systems segment, we believe our design and deployment of innovative wireless networks specific to the needs of customers in certain vertical markets has brought us recognition in these markets. We have worked with public safety customers such as the California Department of Transportation, or CALTRANS, gaming customers such as Bally’s, and healthcare customers such as Wake Forest University Baptist Hospital. In our wireless infrastructure services segment, our customers are major wireless service providers such as Sprint Nextel.

Risks Affecting Us

Our business is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors” immediately following this prospectus summary, including:

•
Our success is dependent on growth in the deployment of wireless networks, and to the extent that such growth slows down, our revenues may decrease and our ability to continue operating profitably may be harmed;

•	We have a limited history of profitability which may not continue;

•
If we fail to accurately estimate costs associated with our fixed-price contracts using percentage-of-completion, our actual results may vary from our assumptions, which may reduce our profitability or impair our financial performance;

•	Failure to properly manage projects may result in unanticipated costs or claims;

•	The industry in which we operate has relatively low barriers to entry and increased competition could result in margin erosion, which would make profitability even more difficult to sustain;

•	Our business depends upon our ability to keep pace with the latest technological changes, and our failure to do so could make us less competitive in our industry;

•	Our failure to attract and retain engineering personnel or maintain appropriate staffing levels could adversely affect our business;

•	If we are unable to identify and complete future acquisitions, we may be unable to continue our growth;

•	Future acquired companies could be difficult to assimilate, disrupt our business, diminish stockholder value and adversely affect our operating results;

•	We derive a significant portion of our revenues from a limited number of customers, the loss of which would significantly reduce our revenues; and

•	Amounts included in our backlog may not result in actual revenue or translate into profits.

Our Corporate Information

We have five operating subsidiaries: Clayborn Contracting Group, Inc., a California corporation; Heinz Corporation, a Missouri corporation; Invisinet, Inc., a Delaware corporation; Quality Communications & Alarm Company, Inc., a New Jersey corporation; and Walker Comm, Inc., a California corporation. References in this prospectus to Clayborn, Heinz, Invisinet, Quality and Walker Comm refer to these companies, respectively.

Our principal executive offices are located at One East Uwchlan Avenue, Suite 301, Exton, Pennsylvania 19341, and our telephone number is (610) 903-0400. We are a Delaware corporation. We maintain a website at www.wpcs.com and the information contained on that website is not deemed to be a part of this prospectus.

The Offering

Common stock offered by us	876,931 shares

Shares outstanding prior to the offering (1)	4,386,853 shares as of March 31, 2006

Shares to be outstanding after the offering (1)	5,263,784 shares

Use of proceeds
We estimate that our net proceeds from this offering will be approximately $            million. We intend to use these net proceeds for general corporate purposes, which may include potential strategic acquisitions and/or investments or repayment of all or a portion of our existing bank debt, and for working capital. We have not entered into any binding commitments or agreements with respect to any potential strategic acquisition or investment and no assurances can be given that we will be able to identify a potential acquisition on terms we deem favorable.

NASDAQ Capital Market symbol	WPCS.

(1)
Excludes 770,453 shares issuable upon the exercise of outstanding stock options at prices ranging from $4.80 to $19.92 and 2,016,904 shares issuable upon the exercise of outstanding warrants at prices ranging from $8.40 to $10.80.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. As a result, you could lose all or a part of your investment.

Our success is dependent on growth in the deployment of wireless networks, and to the extent that such growth slows down, our revenues may decrease and our ability to continue operating profitably may be harmed.

Customers are constantly re-evaluating their network deployment plans in response to trends in the capital markets, changing perceptions regarding industry growth, the adoption of new wireless technologies, increasing pricing competition and general economic conditions in the United States and internationally. If the rate of network deployment growth slows and customers reduce their capital investments in wireless technology or fail to expand their networks, our revenues and profits, if any, could be reduced.

We have a limited history of profitability which may not continue.

While we had net income of approximately $1.3 million for the fiscal year ended April 30, 2005, we incurred a net loss of approximately $124,000 for the fiscal year ended April 30, 2004. In addition, for the nine months ended January 31, 2006, we incurred a net loss of approximately $9.6 million. There can be no assurance that we will sustain profitability or generate positive cash flow from operating activities in the future. If we cannot achieve operating profitability or positive cash flow from operating activities, we may not be able to meet our working capital requirements. If we are unable to meet our working capital requirements, we may need to reduce or cease all or part of our operations.

If we fail to accurately estimate costs associated with our fixed-price contracts using percentage-of-completion, our actual results may vary from our assumptions, which may reduce our profitability or impair our financial performance.

A substantial portion of our revenue is derived from fixed price contracts. Under these contracts, we set the price of our services on an aggregate basis and assume the risk that the costs associated with our performance may be greater than we anticipated. We recognize revenue and profit on these contracts as the work on these projects progresses on a percentage-of-completion basis. Under the percentage-of-completion method, contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts.

The percentage-of-completion method therefore relies on estimates of total expected contract costs. These costs may be affected by a variety of factors, such as lower than anticipated productivity, conditions at work sites differing materially from what was anticipated at the time we bid on the contract and higher costs of materials and labor. Contract revenue and total cost estimates are reviewed and revised periodically as the work progresses, such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Adjustments are reflected in contract revenue for the fiscal period affected by these revised estimates. If estimates of costs to complete long-term contracts indicate a loss, we immediately recognize the full amount of the estimated loss. Such adjustments and accrued losses could result in reduced profitability and liquidity.

Failure to properly manage projects may result in unanticipated costs or claims.

Our wireless network engagements may involve large scale, highly complex projects. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our customers, and to effectively manage the project and deploy appropriate resources, including third-party contractors and our own personnel, in a timely manner. Any defects or errors or failure to meet customers’ expectations could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, errors, mistakes or omissions in rendering services to our customers. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. In addition, in certain instances, we guarantee customers that we will complete a project by a scheduled date or that the network will achieve certain performance standards. If the project or network experiences a performance problem, we may not be able to recover the additional costs we would incur, which could exceed revenues realized from a project.

The industry in which we operate has relatively low barriers to entry and increased competition could result in margin erosion, which would make profitability even more difficult to sustain.

Other than the technical skills required in our business, the barriers to entry in our business are relatively low. We do not have any intellectual property rights to protect our business methods and business start-up costs do not pose a significant barrier to entry. The success of our business is dependent on our employees, customer relations and the successful performance of our services. If we face increased competition as a result of new entrants in our markets, we could experience reduced operating margins and loss of market share and brand recognition.

Our business depends upon our ability to keep pace with the latest technological changes, and our failure to do so could make us less competitive in our industry.

The market for our services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments may result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from deploying wireless networks that are based upon today’s leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to develop and market service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing preferences.

Our failure to attract and retain engineering personnel or maintain appropriate staffing levels could adversely affect our business.

Our success depends upon our attracting and retaining skilled engineering personnel. Competition for such skilled personnel in our industry is high and at times can be extremely intense, especially for engineers and project managers, and we cannot be certain that we will be able to hire sufficiently qualified personnel in adequate numbers to meet the demand for our services. We also believe that our success depends to a significant extent on the ability of our key personnel to operate effectively, both individually and as a group. Additionally, we cannot be certain that we will be able to hire the requisite number of experienced and skilled personnel when necessary in order to service a major contract, particularly if the market for related personnel is competitive. Conversely, if we maintain or increase our staffing levels in anticipation of one or more projects and the projects are delayed, reduced or terminated, we may underutilize the additional personnel, which could reduce our operating margins, reduce our earnings and possibly harm our results of operations. If we are unable to obtain major contracts or effectively complete such contracts due to staffing deficiencies, our revenues may decline and we may experience a drop in net income.

If we are unable to identify and complete future acquisitions, we may be unable to continue our growth.

Since November 1, 2002, we have acquired five companies and we intend to further expand our operations through targeted strategic acquisitions. However, we may not be able to identify suitable acquisition opportunities. Even if we identify favorable acquisition targets, there is no guarantee that we can acquire them on reasonable terms or at all. If we are unable to complete attractive acquisitions, the growth that we have experienced over the last three fiscal years may decline.

Future acquired companies could be difficult to assimilate, disrupt our business, diminish stockholder value and adversely affect our operating results.

Completing acquisitions may require significant management time and financial resources because we may need to assimilate widely dispersed operations with distinct corporate cultures. Our failure to manage future acquisitions successfully could seriously harm our operating results. Also, acquisitions could cause our quarterly operating results to vary significantly. Furthermore, our stockholders would be diluted if we financed the acquisitions by issuing equity securities. In addition, acquisitions expose us to risks such as undisclosed liabilities, increased indebtedness associated with an acquisition and the potential for cash flow shortages that may occur if anticipated financial performance is not realized or is delayed from such acquired companies.

We derive a significant portion of our revenues from a limited number of customers, the loss of which would significantly reduce our revenues.

We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of customers. To the extent that any significant customer uses less of our services or terminates its relationship with us, our revenues could decline significantly. As a result, the loss of any significant customer could seriously harm our business. For the nine months ended January 31, 2006, we had two separate customers which accounted for 20.1% and 14.0% of our revenues. For the fiscal year ended April 30, 2005, we had one customer which accounted for 15.5% of our revenues. Other than under existing contractual obligations, none of our customers is obligated to purchase additional services from us. As a result, the volume of work that we perform for a specific customer is likely to vary from period to period, and a significant customer in one period may not use our services in a subsequent period.

Amounts included in our backlog may not result in actual revenue or translate into profits.

As of January 31, 2006, we had a backlog of unfilled orders of approximately $19.7 million. This backlog amount is based on contract values and purchase orders and may not result in actual receipt of revenue in the originally anticipated period or at all. In addition, contracts included in our backlog may not be profitable. We have experienced variances in the realization of our backlog because of project delays or cancellations resulting from external market factors and economic factors beyond our control and we may experience delays or cancellations in the future. If our backlog fails to materialize, we could experience a reduction in revenue, profitability and liquidity.

Our business could be affected by adverse weather conditions, resulting in variable quarterly results.

Adverse weather conditions, particularly during the winter season, could affect our ability to perform outdoor services in certain regions of the United States. As a result, we might experience reduced revenue in the third and fourth quarters of our fiscal year. Natural catastrophes such as the recent hurricanes in the United States could also have a negative impact on the economy overall and on our ability to perform outdoor services in affected regions or utilize equipment and crews stationed in those regions, which in turn could significantly impact the results of any one or more of our reporting periods.

Our management will have broad discretion in allocating the net proceeds from this offering, and the failure of our management to apply the net proceeds from this offering effectively could harm our business.

We currently intend to use the net proceeds from the sale of the common stock offered hereby for general corporate purposes, which may include potential strategic acquisitions and/or investments or repayment of all or a portion of our existing bank debt, and for working capital. We have not determined the amount of net proceeds from the sale of our common stock in this offering that we will use for any of these purposes. Accordingly, our management will retain broad discretion as to the allocation of the net proceeds of this offering. The failure of management to apply these funds effectively could negatively impact our business.

If we are unable to retain the services of Messrs. Hidalgo, Schubiger, Heinz or Walker, our operations could be disrupted.

Our success depends to a significant extent upon the continued services of Mr. Andrew Hidalgo, our Chief Executive Officer and Messrs. Richard Schubiger, James Heinz and Donald Walker, our Executive Vice Presidents. Mr. Hidalgo has overseen our company since inception and provides leadership for our growth and operations strategy. Messrs. Schubiger, Heinz and Walker run the day-to-day operations of Quality, Heinz and Walker Comm, respectively. Loss of the services of Messrs. Hidalgo, Schubiger, Heinz or Walker could disrupt our operations and harm our growth, revenues, and prospective business. We do not maintain key-man insurance on the lives of Messrs. Hidalgo, Schubiger, Heinz or Walker.

Employee strikes and other labor-related disruptions may adversely affect our operations.

Our business is labor intensive, with certain projects requiring large numbers of engineers. Over 40% of our workforce is unionized. Strikes or labor disputes with our unionized employees may adversely affect our ability to conduct our business. If we are unable to reach agreement with any of our unionized work groups on future negotiations regarding the terms of their collective bargaining agreements, or if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages. Any of these events could be disruptive to our operations and could result in negative publicity, loss of contracts and a decrease in revenues.

We may incur goodwill impairment charges in our reporting entities which could harm our profitability.

In accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets,” we periodically review the carrying values of our goodwill to determine whether such carrying values exceed the fair market value. All five of our acquired companies, Clayborn, Invisinet, Heinz, Quality and Walker Comm, each of which is a reporting unit, are subject to annual review for goodwill impairment. If impairment testing indicates that the fair value of a reporting unit exceeds its carrying value, the goodwill of the reporting unit is deemed impaired. Accordingly, an impairment charge would be recognized for that reporting unit in the period identified, which could reduce our profitability.

Our quarterly results fluctuate and may cause our stock price to decline.

Our quarterly operating results have fluctuated in the past and will likely fluctuate in the future. As a result, we believe that period to period comparisons of our results of operations are not a good indication of our future performance. A number of factors, many of which are beyond our control, are likely to cause these fluctuations. Some of these factors include:

•	the timing and size of network deployments and technology upgrades by our customers;
•	fluctuations in demand for outsourced network services;
•
the ability of certain customers to sustain capital resources to pay their trade accounts receivable balances and required changes to our allowance for doubtful accounts based on periodic assessments of the collectibility of our accounts receivable balances;

•	reductions in the prices of services offered by our competitors;
•	our success in bidding on and winning new business;
•	our sales, marketing and administrative cost structure; and
•	effects of variable accounting for warrant liability.

Because our operating results may vary significantly from quarter to quarter, our operating results may not meet the expectations of securities analysts and investors, and our common stock could decline significantly which may expose us to risks of securities litigation, impair our ability to attract and retain qualified individuals using equity incentives and make it more difficult to complete acquisitions using equity as consideration.

Our stock price may be volatile, which may result in lawsuits against us and our officers and directors.

The stock market in general, and the stock prices of technology and telecommunications companies in particular, have experienced volatility that has often been unrelated to or disproportionate to the operating performance of those companies. The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. Between March 31, 2005 and March 31, 2006, our common stock has traded as low as $4.32 and as high as $12.78 per share, based upon information provided by NASDAQ Capital Market. Factors which could have a significant impact on the market price of our common stock include, but are not limited to, the following:

•	quarterly variations in operating results;
•	announcements of new services by us or our competitors;
•	the gain or loss of significant customers;
•	changes in analysts’ earnings estimates;
•	rumors or dissemination of false information;
•	pricing pressures;
•	short selling of our common stock;
•	impact of litigation;
•	general conditions in the market;
•	changing the exchange or quotation system on which we list our common stock for trading;
•	political and/or military events associated with current worldwide conflicts; and
•	events affecting other companies that investors deem comparable to us.

Companies that have experienced volatility in the market price of their stock have frequently been the object of securities class action litigation. Class action and derivative lawsuits could result in substantial costs to us and a diversion of our management’s attention and resources, which could materially harm our financial condition and results of operations.

Future changes in financial accounting standards may adversely affect our reported results of operations.

A change in accounting standards could have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. For example, in December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), “Share-Based Payment,” a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” which requires companies to expense all employee stock options and other share-based payments over the service period. Implementation of this standard as required during the first fiscal quarter of our fiscal year 2007 may impair our ability to use equity compensation to attract and retain skilled personnel. It is likely that we will have to recognize additional compensation expense in the periods after adoption of this standard.

New pronouncements and varying interpretations of pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, newly enacted SEC regulations and NASDAQ Stock Market rules, have created additional burdens for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest appropriate resources to comply with evolving standards. This investment will result in increased general and administrative costs and a diversion of management time and attention from revenue-generating activities to compliance activities.

We can issue shares of preferred stock without stockholder approval, which could adversely affect the rights of common stockholders.

Our certificate of incorporation permits us to establish the rights, privileges, preferences and restrictions, including voting rights, of future series of our preferred stock and to issue such stock without approval from our stockholders. The rights of holders of our common stock may suffer as a result of the rights granted to holders of preferred stock that we may issue in the future. In addition, we could issue preferred stock to prevent a change in control of our company, depriving common stockholders of an opportunity to sell their stock at a price in excess of the prevailing market price.

There may be an adverse effect on the market price of our shares as a result of shares being available for sale in the future.

As of March 31, 2006, holders of our outstanding options and warrants have the right to acquire 2,787,357 shares of common stock issuable upon the exercise of stock options and warrants, at exercise prices ranging from $4.80 to $19.92 per share, with a weighted average exercise price of $8.35. The sale or availability for sale in the market of the shares underlying these options and warrants could depress our stock price. We have registered substantially all of the underlying shares described above for resale. Holders of registered underlying shares may resell the shares immediately upon issuance upon exercise of an option or warrant.

If our stockholders sell substantial amounts of our shares of common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $            million from the sale of 876,931 shares in this offering (based upon the last reported sale price of our common stock on , 2006), after deducting the placement agent fees and estimated offering expenses. We intend to use the net proceeds for general corporate purposes, which may include potential strategic acquisitions and/or investments or repayment of all or a portion of our existing bank debt, and for working capital. We have not entered into any binding commitments or agreements with respect to any potential strategic acquisition or investment and no assurances can be given that we will be able to identify a potential acquisition on terms we deem favorable. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

On June 3, 2005, we entered into a credit agreement with Bank Leumi USA under which we borrowed $3,000,000 under a $5,000,000 revolving line of credit. As of January 31, 2006, we had outstanding $3,000,000 in loans under the credit agreement, which mature on August 31, 2008. Loans under the credit agreement bear interest at a rate equal to either the bank’s reference rate plus one-half (0.5%) percent, or LIBOR plus two and three-quarters (2.75%) percent, as we may request. As of January 31, 2006, the interest rate was 7.1875%. We used the initial funds provided by the loan to repay existing bank debt at Walker Comm of approximately $672,000, for the payment of approximately $758,000 to the former stockholders of our Quality subsidiary for monies due to them under the terms of the purchase of their company, and for working capital.

PRICE RANGE OF COMMON STOCK

Our common stock is currently traded on the NASDAQ Capital Market under the symbol “WPCS.” Between January 10, 2005 and March 24, 2005, our stock traded on the OTC Bulletin Board under the symbol “WPCI.” Prior to January 10, 2005, our stock traded on the OTC Bulletin Board under the symbol “WPCS.”

For the period from May 1, 2003 to March 24, 2005, the table sets forth prices based upon information obtained from inter-dealer quotations on the OTC Bulletin Board without retail markup, markdown, or commission and may not necessarily represent actual transactions. For the period from March 27, 2005 to date, the following table sets forth the high and low closing sale prices of our common stock as reported by the NASDAQ Capital Market.

Period	High	Low

Fiscal Year Ended April 30, 2004:
First Quarter	$22.56	$4.68
Second Quarter	20.76	12.24
Third Quarter	20.40	10.92
Fourth Quarter	17.28	10.80
Fiscal Year Ended April 30, 2005:
First Quarter	$14.88	$7.80
Second Quarter	11.28	5.76
Third Quarter	8.28	4.32
Fourth Quarter	7.80	4.50
Fiscal Year Ending April 30, 2006:
First Quarter	$9.18	$4.32
Second Quarter	9.03	5.58
Third Quarter	12.78	6.12
Fourth Quarter, through March 31, 2006	12.50	7.25

On March 31, 2006, the closing sale price of our common stock, as reported by the NASDAQ Capital Market, was $7.75 per share. On March 31, 2006, there were 65 holders of record of our common stock.

DIVIDEND POLICY

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Under our credit agreement dated June 3, 2005, we are prohibited from declaring or paying dividends, except stock dividends, or making any other distribution. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors contained within this prospectus, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition.

Business Overview

We respond to the growing demand in wireless communications by providing engineering services for the design and deployment of wireless networks. We operate in two segments that we define as specialty communication systems and wireless infrastructure services.

We generate our revenue by providing a range of services including the design, deployment and maintenance of:

•	two-way radio communication systems, which are used primarily for emergency dispatching;
•	Wi-Fi networks, which are wireless local area networks that operate on a set of product compatibility standards;
•	WiMAX networks, which are networks that can operate at higher speeds and over greater distances than Wi-Fi;
•	mesh networks, which are redundant systems to route information between points;
•	millimeter wave networks, which are high capacity networks for high speed wireless access;
•	fixed wireless networks, which are used in point-to-point outdoor communications;
•	Radio Frequency Identification, or RFID, networks, which allow customers to identify and track assets;
•	free-space optics, which is a wireless communication technology that uses light to transmit voice, data and video; and
•	commercial cellular systems, which are used primarily for mobile communications.

Specialty communication systems are wireless networks for a specified customer application. In this segment, we can utilize any facet of wireless technology or a combination of various wireless technologies to engineer a cost effective network for a customer’s wireless communication requirement. Customers include corporations, government entities and educational institutions. For the nine months ended January 31, 2006, specialty communication systems represented approximately 84% of our total revenue.

Wireless infrastructure services include the design, deployment and maintenance of commercial cellular systems. The primary customers in this category include major wireless service providers such as Sprint Nextel and Cingular. For the nine months ended January 31, 2006, wireless infrastructure services represented approximately 16% of our total revenue.

Management currently considers the following events, trends and uncertainties to be important in understanding our results of operations and financial condition:

•
For the nine months ended January 31, 2006, the specialty communication systems segment represented approximately 84% of total revenue, and the wireless infrastructure services segment represented approximately 16% of total revenue, as compared to approximately 77% and 23%, respectively, for the nine months ended January 31, 2005. This shift in revenue composition towards the specialty communication systems segment was primarily a result of our acquisition of Quality in the third fiscal quarter of 2005.

•
As we continue to search for acquisitions, our primary goal is to identify companies which are performing well financially and are compatible with the services that we perform in the specialty communication systems segment. This trend could lead to a further shift in our revenue composition towards the specialty communication systems segment. We believe that the strength of our experience in the design and deployment of specialty communication systems gives us a competitive advantage.

•
We also seek to achieve organic growth in our existing business by maximizing the value of our existing customer base, maintaining and expanding our focus in vertical markets and developing our relationships with technology providers.

•
We believe that the emergence of new and improved technologies such as WiMAX will create additional opportunities for us to design and deploy solutions through the use of the latest technologies and assisting existing customers in enhancing the efficiency of their existing wireless networks using new technologies.

•
We believe that the wireless carriers will continue to make expenditures to build and upgrade their networks, increase existing capacity, upgrade their networks with new technologies and maintain their existing infrastructure. In response to this trend, we will continue to provide network deployment services that address wireless carrier needs.

•
In connection with sales of our common stock and warrants to certain investors during the third fiscal quarter ended January 31, 2005, we granted certain registration rights that provide for liquidated damages in the event of failure to timely perform under the agreements. The SEC concluded that under EITF 00-19, common stock and warrants subject to registration rights where significant liquidated damages could be required to be paid to the holder of the instrument in the event the issuer fails to maintain the effectiveness of a registration statement for a preset time period, the common stock subject to such liquidated damages does not meet the tests required for shareholders' equity classification, and accordingly must be  reflected as temporary equity  in the balance sheet until the conditions are eliminated. Additionally, the fair value of warrants should be recorded as a liability, with an offsetting reduction to shareholders’ equity, adjusted to market value at the end of each period. In analyzing instruments under EITF 00-19, the likelihood or probability related to the failure to maintain an effective registration statement is not a factor.

Based on the above interpretation, as of April 30, 2005, we classified $5,732,116 for the value of common stock subject to registration rights as temporary equity instead of shareholders' equity. During fiscal 2006, certain of these common shares were sold by the investors; therefore we are no longer subject to performance for these shares under the registration rights agreement. Accordingly, we reclassified $3,663,010 out of temporary equity and into shareholders'  equity resulting in $2,069,106 of temporary equity as of January 31, 2006.

In addition, we measured the initial fair value of the warrants on the closing date and classified the fair value of the warrants as warrant liability instead of shareholders' equity. At April 30, 2005, the warrant liability was $1,994,570. At January 31, 2006, the warrant liability increased to $11,296,669 due principally to the increase in the market value of our common stock. As a result, for the nine months ended January 31, 2006, we recorded a non-cash loss on fair value of warrants of $11,406,414.

The increase in the loss on fair value of warrants is due principally to the increase in the market value of our common stock. The non-cash loss on fair value of warrants has no effect on our cash flows or liquidity.

Historical Overview

On May 17, 2002, under an agreement and plan of merger, Phoenix Star Ventures Inc., a publicly held corporation, acquired WPCS Holdings, Inc., a Delaware corporation, by issuing approximately 458,334 shares of its common stock to stockholders of WPCS Holdings in exchange of all the outstanding shares of WPCS Holdings. WPCS Holdings was incorporated in the State of Delaware on November 15, 2001. The stockholders of WPCS Holdings, after the acquisition, owned the majority of the combined company. The acquisition was accounted for as a reverse acquisition in which WPCS Holdings was the acquiror. Concurrent with the acquisition, Phoenix Star Ventures, the parent company, changed its name to WPCS International Incorporated.

On November 12, 2002, we acquired all of the outstanding shares of Invisinet in exchange for an aggregate of 83,334 newly issued shares of our common stock with a fair value of approximately $1,750,000.

On December 30, 2002, we acquired all of the outstanding shares of Walker Comm in exchange for an aggregate of 207,167 newly issued shares of our common stock with a fair value of approximately $4,574,000 and $500,000 cash consideration.

On August 22, 2003, we acquired all of the outstanding shares of Clayborn in exchange for an aggregate of 68,871 newly issued shares of our common stock with a fair value of approximately $868,000 and $900,000 cash consideration. An additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions, by payment to the Clayborn stockholders of 50% of the quarterly post-tax profits, as defined, of Clayborn and a final payment of any remaining balance on that date.

On April 2, 2004, we acquired all of the outstanding common stock of Heinz for $1,000,000, as follows: (1) $700,000 of our common stock, based on the closing price of its common stock on March 30, 2004 of $11.76 per share, for an aggregate of 59,524 newly issued shares of our common stock and (2) $300,000 total cash consideration, of which $100,000 was paid at closing and a $200,000 non-interest bearing promissory note was issued. Of the $200,000, $75,000 was paid in April 2005, $75,000 is payable on the second anniversary of the closing date and $50,000 is payable on the third anniversary of the closing date.

On November 16, 2004, we sold an aggregate of 2,083,887 shares of our common stock and common stock purchase warrants to purchase 2,083,887 shares of our common stock at $8.40 per share to eight investors for $10,000,000.

On November 24, 2004, we acquired all of the outstanding common stock of Quality for aggregate consideration of approximately $7,458,000 in cash, net of acquisition transaction costs. $6,700,000 was paid at closing, and additional purchase price adjustments of approximately $758,000 were subsequently paid to settle working capital adjustments and income tax reimbursements.

Effective January 10, 2005, a majority of our stockholders approved a one-for-twelve reverse stock split of our common stock, decreasing the number of issued and outstanding shares of common stock from 45,849,976 shares to 3,821,385 shares. The par value of the common stock was not affected by the reverse stock split and remains at $0.0001 per share.

On March 28, 2005, our common stock began trading on the NASDAQ Capital Market. Our common stock is traded under the symbol “WPCS.”

Corporate Structure

We operate through our subsidiaries, Clayborn, Heinz, Invisinet, Quality and Walker Comm. WPCS’ operations consist of expenses for corporate salaries and external professional fees, such as accounting, legal and investor relations costs, which are not allocated to the subsidiaries. Our corporate structure is as set forth in the following diagram:

Results of Operations

Comparison of Fiscal Years Ended April 30, 2005 and 2004

Consolidated results for the fiscal years ended April 30, 2005 and 2004 were as follows. Certain reclassifications have been made to prior fiscal year consolidated financial statements to conform to the current presentation.

	Year Ended April 30,
		2005		2004
Revenue	$40,148,233		100.0%	$22,076,246	100.0%

Costs and expenses:
Cost of revenue	32,445,470		80.8%	17,286,099	78.3%
Selling, general and administrative expenses	7,028,850		17.5%	4,441,776	20.1%
Depreciation and amortization	682,397		1.7%	382,510	1.7%

Total costs and expenses	40,156,717		100.0%	22,110,385	100.1%

Operating loss	(8,484)		0.0%	(34,139)	(0.1%)
Other (income) expense:
Interest expense	24,702		0.1%	14,048	0.1%
Gain on fair value of warrants	1,414,263		(3.5%)	-	0.0%
Income (loss) before income tax provision	1,381,077		3.4%	(48,187)	(0.2%)
Income tax provision	52,096		(0.1%)	76,000	0.4%

Net Income (loss)	$1,328,981		3.3%	$(124,187)	(0.6%)

Revenue

Revenue for the fiscal year ended April 30, 2005 was approximately $40,148,000, as compared to $22,076,000 for the prior fiscal year, an increase of 81.9%. The increase in revenue was attributable to organic growth expansion of our customer base and new contract awards of approximately $7,600,000 and approximately $10,400,000 from the acquisitions of Heinz and Quality. For the fiscal year ended April 30, 2005, we had one customer which comprised 15.5% of our revenues.

Total revenue from the specialty communication systems segment for the fiscal years ended April 30, 2005 and 2004 was approximately $31,497,000 or 78.5% of total revenue and $17,508,000 or 79.3% of total revenue, respectively. Wireless infrastructure services segment revenue for the fiscal years ended April 30, 2005 and 2004 was approximately $8,651,000 or 21.5% of total revenue and $4,568,000 or 20.7% of total revenue, respectively.

Cost of Revenue

Cost of revenue consists of direct costs on contracts, including materials, direct labor, third party subcontractor services, union benefits and other overhead costs. Our cost of revenue was approximately $32,445,000 or 80.8% of revenue for the fiscal year ended April 30, 2005, compared to $17,286,000 or 78.3% of revenue for the prior fiscal year. The dollar increase in our total cost of revenue was due to the corresponding increase in revenue during the fiscal year ended April 30, 2005 as a result of organic growth in revenue and the acquisitions of Heinz and Quality. In addition, the increase in total cost of revenue was due to an increase in costs incurred on certain contracts that were recognized during the fiscal year ended April 30, 2005 of approximately $1,200,000. The increase in cost of revenue as a percentage of revenue was due primarily to an increase in costs incurred on certain contracts, offset by the revenue mix attributable to the acquisitions of Heinz and Quality.

The specialty communication systems segment cost of revenue and cost of revenue as a percentage of revenue for the fiscal years ended April 30, 2005 and 2004 were approximately $25,919,000 and 82.3% and $13,831,000 and 79.0%, respectively. As discussed above, the dollar increase in our total cost of revenue was due to the corresponding increase in revenue during the fiscal year ended April 30, 2005 as a result of organic growth in revenue from Walker Comm and Clayborn, and the acquisitions of Clayborn and Quality. In addition, the increase in total cost of revenue was due to an increase in costs incurred on certain Walker Comm contracts that were recognized during the fiscal year of approximately $1,200,000. The increase in cost of revenue as a percentage of revenue was due to an increase in the costs incurred on certain Walker Comm contracts recognized during the period, partially offset by lower cost of revenue on revenues attributable to the Quality acquisition.

Wireless infrastructure services segment cost of revenue and cost of revenue as a percentage of revenue for the fiscal years ended April 30, 2005 and 2004 were approximately $6,526,000 and 75.4% and $3,455,000 and 75.6%, respectively. The dollar increase in our total cost of revenue was due to the corresponding increase in revenue during the fiscal year ended April 30, 2005 as a result of the acquisition of Heinz. The decrease in cost of revenue as a percentage of revenue was due to the revenue mix attributable to the acquisition of Heinz.

Selling, General and Administrative Expenses

For the fiscal year ended April 30, 2005, total selling, general and administrative expenses were $7,029,000 or 17.5% of total revenue compared to $4,442,000 or 20.1% of total revenue for the prior fiscal year. The percentage decrease was due to the increase in total revenue in fiscal 2005. Included in selling, general and administrative expenses for the fiscal year ended April 30, 2005 were $3,656,000 for salaries, commissions, and payroll taxes. The increase in salaries and payroll taxes compared to the prior fiscal year was due to the increase in headcount as a result of the acquisitions of Clayborn, Heinz and Quality. Professional fees were $537,000, which included accounting, legal and investor relation fees. Insurance costs were $1,164,000 and rent for office facilities was $358,000. Automobile and other travel expenses were $422,000 and telecommunication expenses were $196,000. Other selling, general and administrative expenses totaled $696,000. For the fiscal year ended April 30, 2005, total selling, general and administrative expenses for the specialty communication systems and wireless infrastructure services segments were $4,658,000 and $1,180,000, respectively.

For the fiscal year ended April 30, 2004, selling, general and administrative expenses were $4,442,000 or 20.1% of revenue. Included in the selling, general and administrative expenses were salaries, commissions and payroll taxes of $2,100,000, professional fees of $566,000 and insurance costs of $730,000. Rent for our office facilities amounted to $250,000. Automobile and other travel expenses were $259,000 and telecommunication expenses were $133,000. Other selling, general and administrative expenses totaled $404,000. For the fiscal year ended April 30, 2004, total selling, general and administrative expenses for the specialty communication systems and wireless infrastructure services segments were $2,805,000 and $712,000, respectively.

Depreciation and Amortization

For the fiscal years ended April 30, 2005 and 2004, depreciation was approximately $372,000 and $228,000, respectively. The increase in depreciation is due to the acquisition of fixed assets from acquiring Clayborn, Heinz, and Quality. The amortization of customer lists and backlog for the fiscal year ended April 30, 2005 was $310,000 as compared to $154,000 for the same period of the prior fiscal year. The increase in amortization was due to the acquisition of customer lists from Clayborn, Heinz and Quality, and backlog from Heinz. All customer lists are amortized over a period of five to six years from the date of their acquisition. Backlog is amortized over a period of one year from the date of acquisition.

Gain on Fair Value of Warrants

Gain on fair value of warrants for the fiscal year ended April 30, 2005 was approximately $1,414,000. The gain is due principally to the decrease in the market value of our common stock. The gain represents the unrealized non-cash change in the fair value of certain warrants recorded as a liability using the Black-Scholes option pricing model. The non-cash gain on fair value of warrants has no impact on our cash flows or liquidity.

Net income (loss)

Net income was approximately $1,329,000 for the fiscal year ended April 30, 2005. Net income included federal and state income tax provisions of approximately $52,000. The variation in effective tax rates between periods is primarily due to the Clayborn and Heinz acquisitions and certain book-to-tax permanent differences.

We incurred a net loss of approximately $124,000 for the fiscal year ended April 30, 2004.

Comparison of Nine Months Ended January 31, 2006 and 2005

Nine Months Ended January 31,
	2006		2005
Revenue	$38,243,071	100.0%	$29,015,396	100.0%

Costs and expenses:
Cost of revenue	27,726,737	72.5%	23,437,998	80.8%
Selling, general and administrative expenses	6,820,446	17.8%	4,756,278	16.4%
Depreciation and amortization	633,394	1.7%	430,438	1.5%

Total costs and expenses	35,180,577	92.0%	28,624,714	98.7%

Operating income	3,062,494	8.0%	390,682	1.3%
Other Expense:
Interest expense	142,196	0.4%	18,625	0.0%
Loss on fair value of warrants	11,406,414	29.8%	840,499	2.9%

Loss before income tax provision	(8,486,116)	(22.2%)	(468,442)	(1.6%)

Income tax provision	1,153,773	3.0%	161,736	0.6%

Net Loss	$(9,639,889)	(25.2%)	$(630,178)	(2.2%)

Revenue

Revenue for the nine months ended January 31, 2006 was approximately $38,243,000, as compared to $29,015,000 for the nine months ended January 31, 2005, an increase of 31.8%. The increase in revenue for the nine months was primarily attributable to the acquisition of Quality on November 24, 2004. For the nine months ended January 31, 2006, we had two separate customers which comprised 20.1% and 14.0% of total revenue.

Total revenue from the specialty communication systems segment for the nine months ended January 31, 2006 and 2005 was approximately $32,315,000 or 84.5% and $22,249,000 or 76.7% of total revenue, respectively. Wireless infrastructure services segment revenue for the nine months ended January 31, 2006 and 2005 was approximately $5,928,000 or 15.5% of total revenue and $6,766,000 or 23.3% of total revenue, respectively.

Cost of Revenue

Cost of revenue consists of direct costs on contracts, materials, direct labor, third party subcontractor services, union benefits and other overhead costs. Our cost of revenue was approximately $27,727,000 or 72.5% of revenue for the nine months ended January 31, 2006, compared to $23,438,000 or 80.8% for the same period of the prior year. The dollar increase in our total cost of revenue was due to the increase in revenue as a result of the acquisition of Quality. The decrease in cost of revenue as a percent of revenue is due to the revenue mix attributable to contract revenue from Walker, Clayborn and Heinz and to the acquisition of Quality. In addition, in the third quarter of fiscal 2005, we experienced an increase in actual costs or estimated costs on certain contracts that were recognized in that quarter.

The specialty communication systems segment cost of revenue and cost of revenue as a percentage of revenue for the nine months ended January 31, 2006 and 2005 were approximately $23,275,000 and 72.0% and $18,376,000 and 82.6%, respectively. The decrease in cost of revenue as a percentage of revenue was due to the revenue mix attributable to contract revenue from Walker and Clayborn and the acquisition of Quality. In addition, in the third quarter of fiscal 2005, we experienced an increase in actual costs or estimated costs on certain contracts that were recognized in that quarter.

Wireless infrastructure services segment cost of revenue and cost of revenue as a percentage of revenue for the nine months ended January 31, 2006 and 2005 were approximately $4,452,000 and 75.1% and $5,062,000 and 74.8%, respectively. The increase in cost of revenue as a percentage of revenue is due to the revenue mix attributable to contract revenue from  Heinz.

Selling, General and Administrative Expenses

For the nine months ended January 31, 2006, total selling, general and administrative expenses were $6,820,000 or 17.8% of total revenue compared to $4,756,000 or 16.4% of revenue for the same period in the prior year. Included in selling, general and administrative expenses for the nine months ended January 31, 2006 were $3,778,000 for salaries, commissions, and payroll taxes. The increase in salaries and payroll taxes compared to the same period in the prior year is due to the increase in headcount as a result of the acquisition of Quality. Professional fees were $394,000, which include accounting, legal and investor relation fees. Insurance costs were $1,039,000 and rent for office facilities was $291,000. Automobile and other travel expenses were $544,000. Other selling, general and administrative expenses totaled $774,000. For the nine months ended January 31, 2006, total selling, general and administrative expenses for the specialty communication systems and wireless infrastructure services segments were $5,004,000 and $794,000, respectively.

For the nine months ended January 31, 2005, selling, general and administrative expenses were $4,756,000 or 16.4% of revenue. Included in the selling, general and administrative expenses were $2,346,000 for salaries, commissions and payroll taxes, $430,000 in professional fees, and insurance costs of $861,000. Rent for our office facilities amounted to $253,000. Automobile and other travel expenses were $279,000. Other selling, general and administrative expenses totaled $587,000. For the nine months ended January 31, 2005, total selling, general and administrative expenses for the specialty communication systems and wireless infrastructure services segments were $3,099,000 and $759,000, respectively.

Depreciation and Amortization

For the nine months ended January 31, 2006 and 2005, depreciation was approximately $410,000 and $256,000, respectively. The increase in depreciation is due to the purchase of property and equipment and the acquisition of fixed assets from acquiring Quality. The amortization of customer lists for the nine months ended January 31, 2006 was $223,000 as compared to the amortization of customer lists and backlog of $174,000 for the same period of the prior year. The increase in amortization is due to the acquisition of Quality customer lists. All customer lists are amortized over a period of five to six years from the date of their acquisition.

Loss on Fair Value of Warrants

Loss on fair value of warrants for nine months ended January 31, 2006 and 2005 was approximately $11,406,000 and $840,000,  respectively. The increase in the loss is due principally to the increase in the market value of our common stock. The loss represents the unrealized non-cash change in the fair value of certain warrants recorded as a liability for the period using the Black-Scholes option pricing model. The non-cash loss on fair value of warrants has no impact on our cash flows or liquidity.

Net Loss

As a result of the above, the net loss was approximately $9,640,000 for the nine months ended January 31, 2006, including federal and state income tax expense of approximately $1,154,000. The variation in effective tax rates between periods is primarily due to the Quality acquisition and the loss on fair value of warrants described above.

We recognized net loss of approximately $630,000 for the nine months ended January 31, 2005, net of federal and state income taxes of approximately $162,000.

Liquidity and Capital Resources

At January 31, 2006, we had working capital of approximately $13,053,000, which consisted of current assets of approximately $20,086,000 and current liabilities of $7,033,000.

Operating activities provided approximately $1,938,000 in cash for the nine months ended January 31, 2006. The sources of cash from operating activities total approximately $3,767,000, comprised of $9,640,000 net loss, $12,073,000 in net non-cash charges, a $50,000 decrease in prepaid expenses and other assets, an $810,000 increase in billings in excess of costs and estimated earnings on uncompleted contracts and a $474,000 increase in income taxes payable. The uses of cash from operating activities total approximately $1,829,000, comprised of a $122,000 increase in accounts receivable, a $297,000 increase in costs and estimated earnings in excess of billings on uncompleted contracts, a $73,000 increase in inventory, and a $1,337,000 decrease in accounts payable and accrued expenses.

Our investing activities utilized approximately $139,000 in cash during the nine months ended January 31, 2006, which consisted of $135,000 paid for property and equipment and $4,000 paid for acquisition transaction costs.

Our financing activities provided cash of approximately $4,549,000 during the nine months ended January 31, 2006. Financing activities include proceeds from the exercise of warrants of $3,387,000 less related issuance costs of $200,000, borrowings under lines of credit of $2,618,000 less debt issuance costs of $159,000, repayments of equipment loans and capital lease obligations of approximately $154,000, and $943,000 paid to shareholders.

Our capital requirements depend on numerous factors, including the market for our services, the resources we devote to developing, marketing, selling and supporting our business, the timing and extent of establishing additional markets and other factors. On June 3, 2005, we entered into a credit agreement with a commercial bank. The credit agreement provides for a revolving line of credit in an amount not to exceed $5,000,000, together with a letter of credit facility not to exceed $500,000. We also entered into security agreements, pursuant to which each subsidiary granted a security interest to the bank in all of their assets.

Under the terms of our credit agreement, we are permitted to borrow up to $3,000,000 under the revolving credit line, based upon eligible receivables. Once we have provided financial statements which evidence that we have earnings before interest, taxes, depreciation and amortization of (i) $750,000 for the quarter ended July 31, 2005, (ii) $750,000 for the quarter ended October 31, 2005, and (iii) $2,500,000 for the year ended April 30, 2006, the revolving commitment amount will be increased to $5,000,000. The credit agreement contains customary covenants, including but not limited to (i) restrictions on the permitted ratio of total unsubordinated liabilities to tangible net worth plus subordinated indebtedness, (ii) our total tangible net worth, (iii) working capital, (iv) minimum earnings before interest, taxes, depreciation and amortization, and (v) dividend restrictions. As of January 31, 2006, we were in compliance with the credit agreement covenants. The loan commitment expires on August 31, 2008. We may prepay the loan at any time.

The loan under the credit agreement bears interest at a rate equal to either the bank’s reference rate plus one- half (0.5%) percent, or LIBOR plus two and three-quarters (2.75%) percent, as we may request (7.1875% as of January 31, 2006). We paid a facility fee to the bank of $50,000 on the closing date. In addition to the loan, a $500,000 letter of credit was re-issued in favor of Walker’s surety bonding company as collateral for performance and payment bond requirements.

We used the initial funds provided by the loan, in the gross amount of $3,000,000, to repay existing bank debt of Walker of approximately $672,000, for the payment of approximately $758,000 to the former shareholders of our Quality subsidiary for monies due to them pursuant to the terms of the purchase of their company, and for working capital.

On November 24, 2004, we acquired Quality for the aggregate consideration of approximately $7,500,000 in cash, net of acquisition transaction costs. A formal purchase price allocation has been completed and the amounts assignable to tangible assets, other intangible assets and goodwill have been determined. The acquisition of Quality provides us additional project engineering expertise for specialty communication opportunities, broadens our customer base especially in the public safety sector and gaming industry, and expands our geographic presence in the Northeastern United States.

At January 31, 2006, we had cash and cash equivalents of $7,337,000 and working capital of approximately $13,053,000. With the funds available from the recently obtained revolving credit line and internally available funds, we believe that we have sufficient capital to meet our needs through January 31, 2007. Our future operating results may be affected by a number of factors including our success in bidding on future contracts and our continued ability to manage controllable costs effectively. To the extent we grow by future acquisitions that involve consideration other than stock, our cash requirements may increase.

Backlog

As of January 31, 2006, we had a backlog of unfilled orders of approximately $19.7 million compared to approximately $17.4 million at January 31, 2005. We anticipate our backlog at January 31, 2006 to be recognized as revenue within eight months from that date. We define backlog as the value of work-in-hand to be provided for customers as of a specific date where the following conditions are met (with the exception of engineering change orders): (i) the price of the work to be done is fixed; (ii) the scope of the work to be done is fixed, both in definition and amount; and (iii) there is a written contract, purchase order, agreement or other documentary evidence which represents a firm commitment by the customer to pay us for the work to be performed. These backlog amounts are based on contract values and purchase orders and may not result in actual receipt of revenue in the originally anticipated period or at all. We have experienced variances in the realization of our backlog because of project delays or cancellations resulting from external market factors and economic factors beyond our control and we may experience such delays or cancellations in the future. Backlog does not include new firm commitments which may be awarded to us by our customers from time to time in future periods. These new project awards could be started and completed in this same future period. Accordingly, our backlog does not necessarily represent the total revenue that could be earned by us in future periods.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

Financial Reporting Release No. 60, published by the SEC, recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates.

We believe that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

The accounting policies identified as critical are as follows:

Equity Issued with Registration Rights

In connection with sales of our common stock and warrants to certain investors during the third fiscal quarter ended January 31, 2005, the Company granted certain registration rights that provide for liquidated damages in the event of failure to timely perform under the agreements. Although the common stock purchase agreement does not provide for net-cash settlement, the existence of liquidated damages provides for a defacto net-cash settlement option. Therefore, common stock subject to such liquidated damages does not meet the tests required for shareholders’ equity classification, and accordingly has been reflected between liabilities and equity in the accompanying consolidated balance sheet until such time as the conditions are eliminated.

Warrant Liability

In connection with the sale of certain equity instruments during the third fiscal quarter ended January 31, 2005, as described above, the Company issued freestanding warrants. Although the terms of the warrants do not provide for net-cash settlement, in certain circumstances, physical or net-share settlement is deemed to not be within the Company’s control and, accordingly, the Company is required to account for these freestanding warrants as a derivative financial instrument liability, rather than as shareholders’ equity.

The warrant liability is initially measured and recorded at its fair value, and is then re-valued at each reporting date, with changes in the fair value reported as non-cash charges or credits to earnings. For warrant-based derivative financial instruments, the Black-Scholes option pricing model is used to value the warrant liability.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. The most significant estimates relate to the estimation of percentage of completion on uncompleted contracts, valuation of inventory, allowance for doubtful accounts and estimated life of customer lists. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable are due within contractual payment terms and are stated at amounts due from customers net of an allowance for doubtful accounts. Credit is extended based on evaluation of a customer’s financial condition. Accounts outstanding longer than the contractual payment terms are considered past due. We determine our allowance by considering a number of factors, including the length of time trade accounts receivable are past due, our previous loss history, the customer’s current ability to pay its obligation to us, and the condition of the general economy and the industry as a whole. We write off accounts receivable when they become uncollectible, and payment subsequently received on such receivables are credited to the allowance for doubtful accounts.

Goodwill and Other Long-lived Assets

We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition. Our long-lived assets subject to this evaluation include property and equipment and amortizable intangible assets. We assess the impairment of goodwill annually as of April 30 and whenever events or changes in circumstances indicate that it is more likely than not that an impairment loss has been incurred. Intangible assets other than goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. We are required to make judgments and assumptions in identifying those events or changes in circumstances that may trigger impairment. Some of the factors we consider include a significant decrease in the market value of an asset; significant changes in the extent or manner for which the asset is being used or in its physical condition; a significant change, delay or departure in our business strategy related to the asset; significant negative changes in the business climate, industry or economic condition, or current period operating losses; or negative cash flow combined with a history of similar losses or a forecast that indicates continuing losses associated with the use of an asset.

Our annual review for goodwill impairment for the fiscal years 2005 and 2004 found that no impairment existed. Our impairment review is based on comparing the fair value to the carrying value of the reporting units with goodwill. The fair value of a reporting unit is measured at the business unit level using a discounted cash flow approach that incorporates our estimates of future revenues and costs for those business units. Reporting units with goodwill include Invisinet and Heinz within our wireless infrastructure segment and Walker Comm, Clayborn and Quality within our specialty communication systems segment. Our  estimates are consistent with the plans and estimates that we are using to manage the underlying businesses. If we fail to deliver products and services for these business units, or market conditions for these businesses fail to improve, our revenue and cost forecasts may not be achieved and we may incur charges for goodwill impairment, which could be significant and could have a material adverse effect on our net equity and results of operations.

Deferred Income Taxes

We determine deferred tax liabilities and assets at the end of each period based on the future tax consequences that can be attributed to net operating loss and credit carryovers and differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using the tax rate expected to be in effect when the taxes are actually paid or recovered. The recognition of deferred tax assets is reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible.

We consider past performance, expected future taxable income and prudent and feasible tax planning strategies in assessing the amount of the valuation allowance. Our forecast of expected future taxable income is based over such future periods that we believe can be reasonably estimated. Changes in market conditions that differ materially from our current expectations and changes in future tax laws in the U.S. may cause us to change our judgments of future taxable income. These changes, if any, may require us to adjust our existing tax valuation allowance higher or lower than the amount we have recorded.

Revenue Recognition

We record revenue and profit on these contracts on a percentage-of-completion basis on the cost-to-cost method. Contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts. Contracts are generally considered substantially complete when engineering is completed and/or site engineering is completed. We include in operations pass-through revenue and costs on cost-plus contracts, which are customer-reimbursable materials, equipment and subcontractor costs, when we determine that we are responsible for the engineering specification, procurement and management of such cost components on behalf of the customer.

We have numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. Cost estimates are reviewed monthly on a contract-by-contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated cost to complete projects, which determines the project’s percent complete, must be made and used in connection with the revenue recognized in the accounting period. Current estimates may be revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, a provision is made in the current period for the total loss anticipated.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R) (revised 2004), “Share-Based Payment,” which revises FASB Statement No. 123 and will be effective beginning with the first fiscal quarter for our fiscal year ending April 30, 2007. The revised standard will require us to expense employee stock options and other share-based payments over the service period. The new standard may be adopted in one of three ways — the modified prospective transition method, a variation of the modified prospective transition method or the modified retrospective transition method. We are currently evaluating how we will adopt the standard and evaluating the effect that the adoption of SFAS 123(R) will have on our financial position or results of operations, although it is likely that we will have to recognize additional compensation expense in the periods after adoption.

No other recently issued accounting pronouncement effective after the end of the most recent quarter is expected to have a material impact on our consolidated financial statements.

BUSINESS

Overview

We design and deploy wireless networks. We provide design-build engineering services for specialty communication systems, which are dedicated wireless networks for specified applications, and for wireless infrastructure, which encompasses commercial cellular systems for wireless carriers. Our range of services includes site design, spectrum analysis, engineering, trenching, electrical work, structured cabling, product integration, testing and project management. Because we are technology and vendor independent, we can integrate multiple products and services across a variety of communication requirements. This ability gives our customers the flexibility to create and implement the most appropriate solution for their communication needs, and the cost advantage that comes from dealing with competing vendors. Our customers include corporations, government entities and educational institutions. Within this customer base, we also serve vertical sectors such as public safety, gaming and healthcare, and wireless carriers.

The increasing demand for wireless services has become a driving force behind the recent growth in the global communications industry. Wireless technology has advanced substantially to the point where wireless networks have proven to be an effective alternative to land line networks, a key factor in wireless’ broad acceptance. The advantages of wireless over land line communication are apparent in the aspects of mobility, capacity, cost, and deployment. We believe the use of dedicated wireless networks for specified applications has improved productivity for individuals and organizations alike. We provide comprehensive and cost effective engineering services to address the demand for these wireless networks.

With seven offices across the United States, we provide our services to our customers nationwide. Our rapid revenue growth since we commenced operations in November 2001 is attributable to a combination of acquisitions and organic growth. For the fiscal year ended April 30, 2005, we generated revenues of $40.1 million, an increase of 81.9% from the fiscal year ended April 30, 2004. For the nine months ended January 31, 2006, we generated revenues of $38.2 million, an increase of 31.8% over the comparable period in 2005. Our backlog at January 31, 2006 was approximately $19.7 million.

Industry Background

Worldwide use of wireless communications has grown rapidly as cellular and other emerging wireless technologies have become more widely available and affordable for businesses and consumers. The Cellular Telecommunications & Internet Association, or CTIA, in a summary prepared in October 2005, reported that there were approximately 194.5 million wireless subscribers in the United States, an increase of 15% over the prior year. The rapid growth in wireless communications is driven by the dramatic increase in wireless device usage, as well as strong demand for wireless data services and enterprise applications. According to the CTIA summary, wireless service revenue from data applications increased 85% from the prior year, to reach $3.7 billion for the first six months of 2005.

The growing number of wireless subscribers and the increase in usage by those subscribers have fueled the growth of the wireless services industry. According to a study prepared by the Ovum Group for CTIA in September 2005, U.S. wireless carriers spent $21.3 billion on capital investment in 2004. We believe enterprise wireless network investment will increase substantially as the industry continues to expand.

Advantages of Wireless Technology

Various improvements in wireless technologies have resulted in an environment where wireless solutions provide a number of key advantages over traditional land line solutions, including:

•
Mobility. Mobile communications and computing are among the driving forces behind the demand for wireless connectivity. The increased functionality and declining cost of mobile wireless devices has fueled further growth. Mobile connectivity has led to greater productivity as organizations transmit data and gather information from remote staff and locations where land line connectivity is unavailable. Such mobile connectivity has created significant cost savings in data collection, increased responsiveness, enabled greater access to enterprise resources, and improved controls.

•
Capacity. Current technology allows wireless transmission with capacity, quality and reliability superior to land line and comparable to fiber. For example, current radio technology is capable of two-way data transfer at rates up to 1 gigabits per second, allowing wireless networks to transmit content as quickly as over fiber.

•
Cost. Wireless networks cost less than comparable land line networks both to deploy and to operate. Wireless deployment is less expensive because the installation of a land line network is more labor-intensive, requires more time and may involve substantial right-of-way expenditures, while we expect the main cost component of wireless networks-equipment-to continue to decline as technology advances and production volumes increase. Operating costs of wireless networks are also lower because land lines require extensive troubleshooting to execute repairs. In addition, wireless networks bypass local service providers, eliminating recurring monthly charges.

•
Deployment. Because enterprise wireless networks do not require negotiating rights of way, substantial infrastructure engineering, time-consuming third party coordination efforts or additional FCC licensing, they can be deployed quickly and less expensively. Rapid deployment allows organizations to install networks more closely in line with immediate needs rather than having to commit to time-consuming engineering projects in anticipation of future growth.

Industry Trends

The demand for wireless data services can be tied to the following key trends:

•	increased security of wireless data transmission;

•	introduction of new technologies such as Wi-Fi, WiMAX and RFID;

•	increasing accessibility and affordability of Web-enabled devices; and

•	increased capacity of wireless networks, making them a legitimate substitute for land line communications.

The advantages gained through wireless communication solutions have expanded the scope of possible applications, creating demand for specialty communication systems.

Demand for wireless data services is accelerating the adoption of new technologies to enable wireless networks to deliver enhanced features and capabilities. Such technologies include Internet protocol, or IP, communications, including Voice over IP; fixed broadband wireless that permits the use of high capacity wireless connections between locations that are within a line of sight across relatively short distances; and mobile wireless technologies and new high capacity applications, commonly referred to as “3G” broadband wireless networks. According to the Telecommunications Industry Association’s 2005 Telecommunications Market Review and Forecast, Wi-Fi and WiMAX infrastructure revenues were expected to reach $5.2 billion and $115 million, respectively, in 2005. The proliferation of network technologies, enabled by the standardization around IP is increasing the challenge to integrate these technologies, protocols and services. All these new technologies have increased the complexity of wireless systems, and created demand for the services of companies with specialized skills to address that complexity.

Business Strategy

Our goal is to become a recognized leader in the design and deployment of wireless networks for specialty communication systems and wireless infrastructure. We have designed and deployed many systems incorporating innovative uses of wireless technology in various vertical markets. Our strategy focuses on both organic growth and the pursuit of acquisitions that add to our engineering capacity and geographic coverage. Specifically, we will endeavor to:

•
Market additional services to our customers. Each acquisition we make expands our customer base. We seek to expand these new customer relationships by making them aware of the diverse products and services we offer. We believe that providing these customers the full range of our services will lead to new projects or revenue opportunities and increased profitability.

•
Maintain and expand our focus in vertical markets. We have deployed successful, innovative wireless solutions for multiple customers in a number of vertical markets, such as public safety and the gaming industry. We will continue to seek additional customers in these targeted vertical markets who can benefit from our expertise, and look for new ways in which we can design wireless solutions to enhance productivity within these markets. We also look for new vertical markets where we can make a difference with compelling wireless solutions, and will continue to expand our vertical market coverage to include these new markets as appropriate.

•
Strengthen our relationships with technology providers. We will continue to strengthen the relationships we have with technology providers such as Avaya and Motorola. These companies rely on us to deploy their technology products within their customer base. We have worked with these providers in testing new equipment they develop, and our personnel maintain certifications on our technology providers’ products. We also look for innovative products which can be of benefit to our customers, and endeavor to establish similar relationships with new technology providers as part of our commitment to offering the most complete solutions to our customers.

•
Seek strategic acquisitions. We will continue to look for additional acquisitions of compatible businesses that can be assimilated into our organization, expand our geographic coverage and add accretive earnings to our business. Our preferred acquisition candidates will have experience with specialty communication systems, engineering capacity in a design-build format, an expansive customer base, and a favorable financial profile.

Services

We operate in two segments, specialty communication systems and wireless infrastructure services. Specialty communication systems are wireless networks designed to improve productivity for a specified application by communicating data, voice or video information in situations where land line networks are non-existent, more difficult to deploy or too expensive. Wireless infrastructure services include the engineering, installation, integration and maintenance of wireless carrier equipment. For the nine months ended January 31, 2006, specialty communication systems represented approximately 84% of our total revenue, and wireless infrastructure services represented approximately 16% of our total revenue. For the fiscal year ended April 30, 2005, specialty communication systems represented approximately 78% of our total revenue, and wireless infrastructure services represented approximately 22% of our total revenue.

Specialty Communication Systems

The types of specialty communication systems that we implement are used for mobile computing and general wireless connectivity purposes. In mobile computing, the most popular use is the transfer of data, voice or video from a server to a mobile device, which can be achieved through the following applications:

•	asset tracking, which is a wireless network that monitors the location of mobile assets such as vehicles or stationary assets such as equipment;

•	telematics, which are instructions sent through a wireless network that controls a device such as a slot machine or traffic signal; and

•	telemetry, which is the acquisition of data from a measuring device such as the devices used at a water treatment plant to maintain the integrity of drinking water.

In general wireless connectivity, we design and deploy wireless networks which allow entities to reduce their dependence on high cost leased land lines or provide them with a redundant back-up wireless network to their land line network.

Wireless communication is primarily achieved through radio frequency, or RF, signals. There are various RF communication methods used for connectivity, including Wi-Fi and WiMAX technology for local area and wide area networking, fixed wireless networks for point-to-point connectivity, and cellular communication for general voice and data transmission. We have the engineering expertise to utilize any facet of wireless technology or a combination of various wireless technologies to engineer a cost effective network for a customer’s wireless communication requirement. In addition, the design and deployment of a specialty communication system is a comprehensive effort that requires experience in RF engineering so that the wireless network is free from interference with other signals and amplified sufficiently to carry data, voice or video with speed and accuracy. Our extensive engineering expertise with RF communications makes us well suited to address these challenges for our customers.

We are technology and vendor independent. As wireless networks evolve, customers are increasingly showing a tendency to select independent service providers, allowing our independence to become an important differentiator. As open standards and IP-based architecture continue to supplant vendor proprietary protocols and products in the marketplace, we believe our independent position will allow us to capture an increasing share of the specialty communication systems market. We believe that the strength of our experience in the design and deployment of these specialty communication systems gives us a competitive advantage and has supported our rapid growth, both organically and through acquisitions.

Wireless Infrastructure Services

We provide wireless infrastructure services to major wireless carriers. Wireless carriers are focused on building and expanding their networks, increasing capacity, upgrading their networks with new technologies and maintaining their existing infrastructure. Our engineers install, test and commission base station equipment at the carrier cell site, including installations of new equipment, technology upgrades, equipment modifications and reconfigurations. These services may also include tower construction. The range of infrastructure services includes the following:

•
Installation, testing and commissioning of base station equipment, which is the installation of radio frequency equipment inside the shelter at a cell site, and testing to ensure that the equipment is operating prior to cell site activation;

•	Equipment modification and reconfiguration, which involves replacing old equipment with new equipment, re-routing cables, and re-locating equipment at the cell site;

•	Network modifications, which refers to work done on existing cell sites to increase capacity or change the direction of sectors or antennas;

•	Sectorization, which is the installation of antennas to existing cell towers to increase the capacity of the cell site; and

•	Maintenance, which includes antenna maintenance to replace damaged antennas, installing tower lighting control panels or sensors, or repairing damaged shelters.

Project Characteristics

Our contracts are service-based projects providing installation and engineering services, which include providing labor, materials and equipment for a complete installation. The projects are generally staffed with a project manager who manages multiple projects and a field supervisor who is responsible for an individual project. Depending on contract scope, project staff size could range from two to four engineers to as high as 25 to 30 engineers. A project may also include subcontracted services along with our direct labor.

The project manager coordinates the daily activities of direct labor and subcontractors and works closely with our field supervisors. Project managers are responsible for job costing, change order tracking, billing, and customer relations. Executive management monitors the performance of all projects regularly through work-in-progress reporting or percentage-of-completion, and reviews this information with each project manager.

Our projects are executed on a contract basis. These contracts can be awarded through a competitive bidding process, an informal bidding process, or a simple quote request. Upon award of a contract, there can often be a delay of several months before work begins. The active work time on our projects can range in duration from a few days up to as long as two years. Once services under the contract commence, our average project length is approximately two months.

Customers

We serve a variety of customers in different market segments. In our specialty communication systems segment, we believe our design and deployment of innovative wireless networks specific to the needs of customers in certain vertical markets has brought us recognition in these markets.

In public safety, we have designed and deployed illuminated crosswalks activated by a wireless signal, wireless traffic monitoring systems and wireless changeable highway message signs for Amber Alert notification. In addition, we have designed and deployed inclusive emergency management systems that coordinate emergency services including 911 dispatching and records management. Our public safety customers have included CALTRANS, Amtrak, the New Jersey State Police and the State of New York.

In the gaming industry, we have developed expertise in the design and deployment of wireless networks to monitor slot machine activity for casino operators. The slot machines, which represent the highest percentage of revenue for any casino, are networked and constantly monitored from a central location. The network is designed to alert the casino operators if there is a malfunction, and provide the ability to repair any technical issues immediately and remotely, representing an economic benefit in both cost savings and elimination of lost revenue. In addition, we have established wireless two-way radio, paging and dispatch networks within casinos for improved communication. Our gaming customers have included Bally’s, Caesar’s Entertainment, Mohegan Sun Hotel & Casino and The Seminole Indian Nation.

In the healthcare industry, we have deployed systems such as the following:

•	a wireless network for the asset tracking of ambulances in order to improve medical dispatch services for patients;

•	the deployment of laptop computers in ambulances for the transmission of patient information to the hospital while in transit; and

•	a wireless network that allows medical staff to access consolidated patient medical records throughout the hospital via mobile wireless devices, improving the accuracy of patient care.

Our healthcare customers have included Amcare Ambulance, Wake Forest University Baptist Hospital, Somerset Hospital and Southeast Regional Medical Center.

We also provide design and deployment of wireless networks for general wireless connectivity. We have provided these services to customers within our vertical markets, as well as corporations such as United Parcel Service and real estate developers such as Silverstein Properties in the construction of the new 7 World Trade Center in New York City. Improved communication can be established between buildings by establishing Wi-Fi networks and fixed wireless networks that eliminate costly leased land lines. We also designed and deployed a wireless network for Alltel Stadium, the home of the Jacksonville Jaguars and site of the 2005 Super Bowl, which is used for point-of-sale inventory management for different vendors throughout the stadium.

In our wireless infrastructure segment, our customers are major wireless service providers. We have provided services for Sprint Nextel, Cingular, T-Mobile, U.S. Cellular and Verizon. We are performing engineering services for a major wireless carrier related to a project mandated by the FCC. The project involves a multi-phase FCC-mandated re-banding initiative to include mitigation of public safety radio interference at the 800MHz frequency by moving service to the 900 MHz frequency. The scope of our project requires the removal and replacement of certain equipment located at the cell site shelters to accommodate the frequency changes. In addition, we are upgrading and integrating non-wide band equipment within existing transmitter sites to allow for future frequency migration.

For the fiscal year ended April 30, 2005, we had revenue from one customer totaling $6.2 million, which comprised 15.5% of our total revenue. For the nine months ended January 31, 2006, we had revenue from two customers totaling $7.7 million and $5.4 million, which comprised 20.1% and 14.0% of our total revenue, respectively.

Sales and Marketing

We have dedicated sales and marketing resources that develop opportunities within our existing customer base, and identify new customers through our vertical market focus and our relationships with technology providers. In addition, our project managers devote a portion of their time to sales and marketing. When an opportunity is identified, we assess the opportunity to determine our level of interest in participation. After qualifying an opportunity, our sales and marketing resources work with the internal project management teams to prepare a cost estimate and contract proposal for a particular project. We keep track of bids submitted and bids that are awarded. Once a bid is awarded to us, it is assigned to a project management team and included in our backlog. We focus almost all of our sales and marketing effort in the United States due to the robust market conditions.

Backlog

As of January 31, 2006, we had a backlog of unfilled orders of approximately $19.7 million compared to approximately $17.4 million at January 31, 2005. We anticipate our backlog at January 31, 2006 to be recognized as revenue within eight months from that date. We define backlog as the value of work-in-hand to be provided for customers as of a specific date where the following conditions are met (with the exception of engineering change orders): (i) the price of the work to be done is fixed; (ii) the scope of the work to be done is fixed, both in definition and amount; and (iii) there is a written contract, purchase order, agreement or other documentary evidence which represents a firm commitment by the customer to pay us for the work to be performed. These backlog amounts are based on contract values and purchase orders and may not result in actual receipt of revenue in the originally anticipated period or at all. We have experienced variances in the realization of our backlog because of project delays or cancellations resulting from external market factors and economic factors beyond our control and we may experience such delays or cancellations in the future. Backlog does not include new firm commitments which may be awarded to us by our customers from time to time in future periods. These new project awards could be started and completed in this same future period. Accordingly, our backlog does not necessarily represent the total revenue that could be earned by us in future periods.

Competition

We face competition from numerous service providers, ranging from small independent regional firms to larger firms servicing national markets. We also face competition from existing or prospective customers that employ in-house personnel to perform some of the same types of services that we provide. Historically, there have been relatively few significant barriers to entry into the markets in which we operate, and, as a result, any organization that has adequate financial resources and access to technical expertise may become a competitor. At the present time, we believe that there are no dominant competitors in the specialty communication systems segment. Some of the competition we face comes from companies that provide similar services, but are not vendor independent, such as Terabeam, Inc. and ARC Wireless Solutions, Inc., and from companies that offer general wireless connectivity services on a subscription model basis, such as Earthlink, Inc. and T-Mobile USA, Inc. The vendor-independent competitors in this market are relatively fragmented, and there is no recognized competitor who offers services similar to ours on a national scale. There are a number of engineering firms that could compete with us in the future, who have substantially greater resources. The competition we face in the wireless infrastructure services segment comes primarily from Wireless Facilities, Inc. and LCC International, Inc. There are also numerous regional competitors whom we encounter in our wireless infrastructure services business.

The principal competitive advantage in these markets is the ability to deliver results on time and within budget. Other factors of importance include reputation, accountability, staffing capability, project management expertise, industry experience and competitive pricing. In addition, expertise in new and evolving technologies has become increasingly important. We believe that the ability to design, deploy and maintain all facets of wireless technology for various vertical sectors gives us a competitive advantage. We maintain a trained and certified staff of engineers that have developed proven methodologies for the design and deployment of wireless networks, and can provide these services on a national basis. In addition, we offer both a union and non-union workforce that allows us to bid on either labor requirement, creating yet another competitive advantage.

However, our ability to compete effectively also depends on a number of additional factors which are beyond our control. These factors include competitive pricing for similar services, the ability and willingness of the competition to finance projects on favorable terms, the ability of customers to perform the services internally and the responsiveness of our competitors to customer needs.

Employees

As of March 31, 2006, we employed 219 full time employees, of whom 151 are project engineers, 23 are project managers, 39 are in general management and administration and six are executives. We have approximately 95 project engineers who are represented by the International Brotherhood of Electrical Workers. A contract with these union employees expires November 30, 2008. We also have non-union employees. We believe relations with our employees are good.

Properties

Our principal executive offices are located in approximately 2,550 square feet of office space in Exton, Pennsylvania. We operate our business under office leases in the following locations:
Location	Lease Expiration Date	Minimum Annual Rent

Auburn, California (1)	month-to-month	$64,440

Exton, Pennsylvania	February 1, 2008	$48,725

Fairfield, California (2)	February 28, 2011	$94,125

Lakewood, New Jersey	August 31, 2007	$90,370

Rocklin, California	January 31, 2008	$27,000

San Leandro, California	July 31, 2006	$13,756

St. Louis, Missouri	August 31, 2008	$56,142

(1) The lease for our Auburn, California location is month to month; therefore the minimum annual rental price assumes we rent the property for the entire year.

(2) We lease our Fairfield, California location from a trust, of which Gary Walker, one of our Directors, is the trustee.

We believe that our existing facilities are suitable and adequate to meet our current business requirements.

Legal Proceedings

We are currently not a party to any material legal proceedings or claims.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their ages as of March 31, 2006 are as follows.

Name	Age	Position
Andrew Hidalgo	49	Chairman, Chief Executive Officer and Director
Joseph Heater	42	Chief Financial Officer
Donald Walker	43	Executive Vice President
James Heinz	46	Executive Vice President
Richard Schubiger	40	Executive Vice President
Norm Dumbroff	45	Director
Neil Hebenton	50	Director
Gary Walker	51	Director
William Whitehead	50	Director

Set forth below is a biographical description of each director and executive officer.

Andrew Hidalgo, Chairman and Chief Executive Officer

Mr. Hidalgo has been our Chairman of the Board and Chief Executive Officer since our inception in May 2002 and served in the same capacity with the predecessor company WPCS Holdings, Inc. since September 2000. He is responsible for our operations and direction. Prior to that, Mr. Hidalgo held various positions in operations, sales and marketing with Applied Digital Solutions, the 3M Company, Schlumberger and General Electric. He attended Fairfield University in Fairfield, Connecticut.

Joseph Heater, Chief Financial Officer

Mr. Heater has been Chief Financial Officer since July 2003. From November 2001 to June 2003, Mr. Heater was the Controller for Locus Pharmaceuticals, Inc., a development stage pharmaceutical company. Prior to that, from April 1999 to September 2001, Mr. Heater was Director of Finance and Corporate Controller for esavio Corporation, an information technology consulting company providing application development, network design, integration, and managed services. Prior to that, from March 1995 to November 1998, Mr. Heater was Director of Financial Planning and Assistant Corporate Controller for Airgas, Inc. Mr. Heater holds a B.S. from the University of Nebraska and an M.B.A. from Villanova University.

Donald Walker, Executive Vice President

Mr. Walker has been Executive Vice President since December 2002. Mr. Walker was the founder of Walker Comm, Inc. and its Chief Executive Officer from November 1996 until its acquisition by WPCS in December 2002. He has over twenty-one years of project management experience and is a Registered Communications Distribution Designer (RCDD). In addition, Mr. Walker is a committee member with the National Electrical Contractors Association (NECA). Mr. Walker began his project engineer career at General Dynamics where he developed his engineering skills while managing large projects and coordinating technical staff.

James Heinz, Executive Vice President

Mr. Heinz has been Executive Vice President since April 2004. Mr. Heinz was the founder of Heinz Corporation and its President since January 1994 until its acquisition by WPCS in April 2004. Mr. Heinz has over twenty years of project engineering experience in civil and commercial engineering projects with over ten years specifically dedicated to wireless infrastructure services. Mr. Heinz is the Chairman of the Construction Advisory Board for Southern Illinois University and a general advisory member of the School of Engineering. He holds a B.S. degree in construction management from Southern Illinois University.

Richard Schubiger, Executive Vice President

Mr. Schubiger has been Executive Vice President since November 2004. Mr. Schubiger was a co-founder of Quality Communications and its President since December 1995 until its acquisition by WPCS in November 2004. Mr. Schubiger has over twenty years of experience in the wireless communications industry and has been involved with all facets including sales, service, design and project management. Prior to establishing Quality Communications, Mr. Schubiger worked for Motorola, Inc., designing and supporting major wireless systems for commercial and government users. Mr. Schubiger had a distinguished career in the United States Marine Corps where he served as a wireless engineering specialist involved with deployments throughout North America, Asia and Europe

Norm Dumbroff , Director

Mr. Dumbroff became a director of WPCS in November 2002. Since April 1990, he has been the Chief Executive Officer of Wav Incorporated, a distributor of wireless products in North America. Prior to Wav Incorporated, Mr. Dumbroff was an engineer for Hughes Aircraft. He holds a B.S. degree in Computer Science from Albright College.

Neil Hebenton, Director

Mr. Hebenton became a director of WPCS in October 2002. Since February 2002, he has been Senior Director, Business Development, for Perceptive Informatics, Inc. (a subsidiary of PAREXEL International Corp.), a company offering clinical trial data management software applications to pharmaceutical and biotechnology companies. From January 1998 to January 2002, he was the Managing Director for the U.K. based FW Pharma Systems, a multi-million dollar application software company serving the pharmaceutical and biotechnology sectors. Prior to that, Mr. Hebenton has held a variety of operational, scientific and marketing positions in Europe with Bull Information Systems (BULP-Paris, Frankfurt, Zurich) and Phillips Information Systems. He received his B.S. in Mathematics from the University of Edinburgh, Scotland.

Gary Walker, Director

Mr. Walker became a director of WPCS in December 2002. He is currently the president of the Walker Comm subsidiary for WPCS International, a position he has held since November 1996. Prior to his involvement at Walker Comm, Mr. Walker had a distinguished career with the U.S. Navy and also held an elected political position in Fairfield, California. He holds a B.A. in Business Management from St. Mary’s College in Moraga, California.

William Whitehead, Director

Mr. Whitehead became a director of WPCS in October 2002. Since October 1998, he has been the Chief Financial Officer for Neutronics Incorporated, a multi-million dollar process and safety systems manufacturer. Mr. Whitehead has held a variety of financial management positions with Deloitte & Touche and was Division Controller for Graphic Packaging Corporation from April 1990 to March 1998. After attending West Point, Mr. Whitehead received a B.S. in Accounting from the Wharton School at the University of Pennsylvania and received his M.B.A. from the Kellogg Graduate School at Northwestern University.

Board of Directors

All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors serve without compensation and without other fixed remuneration. Directors are entitled to receive stock options under our 2002 Stock Option and 2006 Incentive Stock Plan as determined by the Board of Directors. We reimburse our directors for expenses incurred in connection with attending Board meetings.

The following is a summary of the committees on which our directors serve.

Audit Committee

Our Audit Committee currently consists of William Whitehead, Norm Dumbroff and Neil Hebenton, with Mr. Whitehead elected as Chairman of the Committee. Our Board of Directors has determined that each of Messrs. Whitehead, Dumbroff and Hebenton are “independent” as that term is defined under applicable SEC rules and under the current listing standards of the NASDAQ Stock Market. Mr. Whitehead is our audit committee financial expert.

Our Audit Committee’s responsibilities include: (i) reviewing the independence, qualifications, services, fees, and performance of the independent auditors, (ii) appointing, replacing and discharging the independent auditors, (iii) pre-approving the professional services provided by the independent auditors, (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditors, and (v) reviewing our financial reporting and accounting policies, including any significant changes, with management and the independent auditors. Our Audit Committee also prepares the Audit Committee report that is required pursuant to the rules of the SEC.

Executive Committee

Our Executive Committee currently consists of Norm Dumbroff, Neil Hebenton and William Whitehead, with Mr. Dumbroff elected as Chairman of the Committee. Our Board of Directors has determined that all of the members are “independent” under the current listing standards of the NASDAQ Stock Market. Our Board of Directors has adopted a written charter setting forth the authority and responsibilities of the Executive Committee.

Our Executive Committee has responsibility for assisting the Board of Directors in, among other things, evaluating and making recommendations regarding the compensation of our executive officers and directors, assuring that the executive officers are compensated effectively in a manner consistent with our stated compensation strategy, producing an annual report on executive compensation in accordance with the rules and regulations promulgated by the SEC, periodically evaluating the terms and administration of our incentive plans and benefit programs and monitoring of compliance with the legal prohibition on loans to our directors and executive officers.

Nominating Committee

Our Nominating Committee currently consists of Neil Hebenton, Norm Dumbroff and William Whitehead, with Mr. Hebenton elected as Chairman of the Committee. The Board of Directors has determined that all of the members are “independent” under the current listing standards of the NASDAQ Stock Market.

Our Nominating Committee has responsibility for assisting the Board in, among other things, effecting the organization, membership and function of the Board and its committees. The Nominating Committee shall identify and evaluate the qualifications of all candidates for nomination for election as directors.

EXECUTIVE COMPENSATION

The following table sets forth in summary form the compensation received during the fiscal years ended April 30, 2005, 2004, and 2003 by our Chief Executive Officer and each of our four other most highly compensated executive officers based on salary and bonus earned during the 2005 fiscal year:

Summary Compensation Table
						Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position	Fiscal Year	Annual Salary ($)	Annual Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards ($)	Securities Underlying Options/SARs (#) (5)	LTIP Payouts ($)	All Other Compensation ($)

Andrew Hidalgo,	2005	168,000	---	9,549	(6)	---	154,167	---	---
Chairman, CEO and	2004	154,500	17,000	7,958	(6)	---	---	---	---
Director	2003	141,000	---	---		---	---	---	---

Donald Walker,	2005	140,000	10,269	---		---	---	---	---
Executive Vice President (1)	2004	140,000	26,962	---		---	16,667	---	---
	2003	41,160	2,669	---		---	---	---	---

Gary Walker,	2005	140,000	10,269	---		---	2,084	---	---
President-Walker Comm	2004	140,000	26,962	---		---	16,667	---	---
and Director (2)	2003	42,333	2,669	---		---	---	---	---

James Heinz,	2005	140,000	---	---		---	10,000	---	---
Executive Vice President (3)	2004	10,231	---	---		---	---	---	---
	2003	---	---	---		---	---	---	---

Joseph Heater,	2005	132,000	---	---		---	35,000	---	---
Chief Financial Officer (4)	2004	95,500	8,000	---		---	33,334	---	---
	2003	---	---	---		---	---	---	---

(1)	Mr. Walker has served as Executive Vice President since December 30, 2002.

(2) Mr. Walker has served as President of Walker Comm and as a Director since December 30, 2002.

(3) Mr. Heinz has served as Executive Vice President since April 2, 2004.

(4) Mr. Heater has served as Chief Financial Officer since July 15, 2003.

(5) The number of securities under options granted reflects the number of WPCS shares that may be purchased upon the exercise of options. We do not have any outstanding stock appreciation rights.

(6) Represents car allowance payments.

Employment Agreements

Contract with Andrew Hidalgo

On February 1, 2004, we entered into a three-year employment contract with Andrew Hidalgo, our Chairman and Chief Executive Officer. Upon each one year anniversary of the agreement, the agreement will automatically renew for another three years from the anniversary date. The base salary under the agreement is $168,000 per annum. In addition, Mr. Hidalgo is entitled to participate in any and all benefit plans, from time to time, in effect for our employees, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time.

Contract with Joseph Heater

On June 1, 2005, we entered into a three-year employment contract with Joseph Heater, our Chief Financial Officer. Upon each one year anniversary of the agreement, the agreement will automatically renew for another three years from the anniversary date. The base salary under the agreement is $140,000 per annum. In addition, Mr. Heater is entitled to participate in any and all benefit plans, from time to time, in effect for our employees, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time.

Contract with Donald Walker

On December 30, 2002, we entered into a four-year employment contract with an option to renew for an additional year, with Donald Walker, the Vice-President of Walker Comm, who is also an Executive Vice President. The base salary under the agreement is $140,000 per annum. In addition, Mr. Walker is entitled to participate in any and all benefit plans, from time to time, in effect for our employees, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time. Mr. Walker is also entitled to the full-time use of an automobile owned or leased by us, for which we reimburse Mr. Walker for all maintenance and gasoline expenses associated with the use of the automobile. Mr. Walker is also entitled to receive an annual bonus of 3% of the operating income of Walker Comm: (i) after the elimination of all expenses related to (y) services provided to Walker Comm by WPCS or any affiliate thereof and (z) transactions between Walker Comm and WPCS or any affiliate thereof; and (ii) prior to the deduction of interest, taxes, depreciation and amortization.

Contract with Gary Walker

On December 30, 2002, we entered into a four-year employment contract with an option to renew for an additional year, with Gary Walker, the President of Walker Comm, who is also a Director. The base salary under the agreement is $140,000 per annum. In addition, Mr. Walker is entitled to participate in any and all benefit plans, from time to time, in effect for our employees, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time. Mr. Walker is also entitled to the full-time use of an automobile owned or leased by us, for which we reimburse Mr. Walker for all maintenance and gasoline expenses associated with the use of the automobile. Mr. Walker is also entitled to receive an annual bonus of 3% of the operating income of Walker Comm: (i) after the elimination of all expenses related to (y) services provided to Walker Comm by WPCS or any affiliate thereof and (z) transactions between Walker Comm and WPCS or any affiliate thereof; and (ii) prior to the deduction of interest, taxes, depreciation and amortization.

Contract with James Heinz

On April 2, 2004, we entered into a three-year employment contract with James Heinz, the President of Heinz, who is also an Executive Vice President. The base salary under the agreement is $140,000 per annum. In addition, Mr. Heinz is entitled to participate in any and all benefit plans, from time to time, in effect for our employees, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time. Mr. Heinz is also entitled to the full-time use of an automobile owned or leased by us, for which we reimburse Mr. Heinz for all maintenance and gasoline expenses associated with the use of the automobile. Mr. Heinz is also entitled to receive an annual bonus of 2.5% of quarterly operating income, before the deduction of interest and income taxes of Heinz, WPCS Incorporated and Invisinet, Inc.

Contract with Richard Schubiger

On August 1, 2005, we entered into a three-year employment contract with Richard Schubiger, the President of Quality, who is also an Executive Vice President. The base salary under the agreement is $140,000 per annum. In addition, Mr. Schubiger is entitled to participate in any and all benefit plans, from time to time, in effect for our employees, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time. Pursuant to the agreement, Mr. Schubiger earned a bonus of $36,000 for the calendar year ended December 31, 2005, resulting from Quality achieving at least $13 million in revenue and such revenue yielded a minimum of 12% in earnings before interest and taxes. Effective January 1, 2006, Mr. Schubiger is entitled to receive an annual bonus of 3.0% of earnings before the deduction of interest and income taxes of Quality.

Stock Option Plans

The 2002 Stock Option Plan was adopted by the Board of Directors in September 2002 and increased from 41,667 to 416,667 options on March 3, 2003, and approved by the stockholders in April 2004. The 2002 Plan provides for the issuance of up to 416,667 options. The 2006 Incentive Stock Plan was adopted by the Board of Directors and approved by the stockholders in September 2005. The 2006 Plan provides for the issuance of up to 400,000 shares and/or options.

2002 Stock Option Plan

The primary purpose of the 2002 Stock Option Plan is to attract and retain the best available personnel for us in order to promote the success of our business and to facilitate the ownership of our stock by employees. The 2002 Stock Option Plan is administered by our Board of Directors. Under the 2002 Stock Option Plan, key employees, officers, directors and consultants are entitled to receive awards. The 2002 Stock Option Plan permits the granting of incentive stock options and non-qualified stock options with the purchase price, vesting and expiration terms set by the Board of Directors.

2006 Incentive Stock Plan

The primary purpose of the 2006 Incentive Stock Plan is to attract and retain the best available personnel for us in order to promote the success of our business and to facilitate the ownership of our stock by employees. The 2006 Incentive Stock Plan is administered by our Board of Directors. Under the 2006 Incentive Stock Plan, key employees, officers, directors and consultants are entitled to receive awards. The 2006 Incentive Stock Plan permits the granting of incentive stock options, non-qualified stock options and shares of common stock with the purchase price, vesting and expiration terms set by the Board of Directors.

Option Grants During 2005 Fiscal Year

The following table provides information related to options granted to the named executive officers during the 2005 fiscal year. We do not have any outstanding stock appreciation rights.

Name	No. of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date

Andrew Hidalgo	154,167	57.8%	6.60	10/6/2009
Gary Walker	2,084	0.8%	4.80	12/20/2009
James Heinz	10,000	3.8%	5.25	2/1/2010
Joseph Heater	25,000	9.4%	6.60	10/6/2009
Joseph Heater	10,000	3.8%	5.25	2/1/2010

Aggregated Option Exercises During 2005 Fiscal Year and Fiscal Year-End Option Values

The following table provides information related to employee options exercised by the named executive officers during the 2005 fiscal year and number and value of such options held at fiscal year-end.

			Number of Securities Underlying		Value of Unexercised In-the-Money
	Shares Acquired		Unexercised Options at Fiscal Year-End (#)		Options at Fiscal Year-End ($) (1)
Name	on Exercise (#)	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Andrew Hidalgo	-	-	154,167	-	-	-

Gary Walker	-	-	2,084	-	$ 313	-

James Heinz	-	-	10,000	-	-	-

Joseph Heater	-	-	25,000	-	-	-

Joseph Heater	-	-	10,000	-	-	-
(1) Based on the closing price of $4.95 per share on April 29, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At the time of the following transactions, there were no affiliations between us and the other parties. As a result of these transactions, the other parties became affiliates. The obligations resulting from these transactions were ongoing after the close, resulting in payoffs to the other parties who became affiliates.

In connection with the acquisition of Walker Comm, we assumed a lease with a living trust established by Gary Walker, one of our Directors, who is the trustee and whose heirs are the beneficiaries of the trust. The lease is for a building and land located in Fairfield, California, which is occupied by our Walker Comm subsidiary. The lease calls for monthly rental payments of $4,642, with annual increases, calculated using the San Francisco-Oakland-San Jose Consolidated Metropolitan Statistical Area Consumer Price Index. For the fiscal years ended April 30, 2005, and 2004, the rent paid for this lease was $88,000 and $56,000, respectively. For each of the nine months ended January 31, 2006 and 2005, the rent paid for this lease was $66,000. We believe the terms of this lease are no less favorable than those which could have been obtained between unrelated parties for similar transactions acting at arm’s length.

On August 22, 2003, we acquired all of the outstanding shares of Clayborn, our wholly owned subsidiary, in exchange for an aggregate $900,000 cash consideration and 68,871 newly issued shares of our common stock. The Clayborn stockholders consisted of David Gove, the former President of Clayborn, and his spouse. An additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions, by payment to the Clayborn stockholders of 50% of the quarterly post tax profits, as defined, of Clayborn and a final payment of any remaining balance on that date. Through January 31, 2006, payments of $185,000 have been made to the former Clayborn stockholders and the total remaining due is $915,000.

On April 2, 2004, we acquired all of the issued and outstanding common stock of Heinz. We acquired all of the issued and outstanding shares of Heinz from James Heinz, our Executive Vice President, for $1,000,000, as follows: (1) $700,000 of our common stock, based on the closing price of our common stock on March 30, 2004 of $11.76 per share, for an aggregate of 59,524 newly issued shares of our common stock and (2) $300,000 total cash consideration, of which $100,000 was paid at closing and a $200,000 non-interest bearing promissory note was issued. Of the $200,000, $75,000 was paid in April 2005, $75,000 was paid in April 2006 and $50,000 is payable in April 2007.

On November 24, 2004, we acquired all of the issued and outstanding common stock of Quality, of which Richard Schubiger, our Executive Vice President, owned 33.33%. The aggregate consideration we paid to the Quality selling stockholders, net of acquisition transaction costs, was $7,457,913, of which $6,700,000 was paid pro rata to the Quality stockholders at closing. Additional purchase price adjustments of $757,913 were paid in June 2005 to settle working capital adjustments and income tax reimbursements related to our Internal Revenue Code Section 338(h)(10) election. For income tax purposes, this election results in a stepped up basis of assets and liabilities and will result in future income tax deductions.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2006, and as adjusted to reflect the issuance of 876,931 shares of common stock in this offering:

•	by each person who is known by us to beneficially own more than 5% of our common stock;

•	by each of our officers and directors; and

•	by all of our officers and directors as a group.

		Percentage of Class	Percentage of Class
Name and Address of Beneficial Owner (1)	Number of Shares Owned (2)	Prior to Offering (3)	After Offering (4)

Andrew Hidalgo	485,074 (5)	10.39%	8.75%

Joseph Heater	131,679 (5)	2.91%	2.44%

Donald Walker	16,667 (5)	*	*

James Heinz	69,524 (5)	1.58%	1.32%

Richard Schubiger	10,000 (5)	*	*

Norm Dumbroff	92,738 (5)	2.10%	1.75%

Neil Hebenton	23,988 (5)	*	*

Gary Walker	114,051 (5)	2.58%	2.15%

William Whitehead	30,155 (5)	*	*

All Officers and Directors as a Group (9 persons)	973,876 (5)	19.69%	16.72%

Special Situations Private Equity Fund, L.P.	820,845 (6)	16.73%	14.19%
153 E. 53rd Street, 55th Floor
New York, NY 10022

Special Situations Fund III QP, L.P.	1,065,586 (6)	21.07%	17.96%
153 E. 53rd Street, 55th Floor
New York, NY 10022
_____________
* Less than 1%.

(1)    The address for each of our officers and directors is One East Uwchlan Avenue, Exton, PA 19341.

(2)    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of March 31, 2006 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(3)    Percentage based on 4,386,853 shares of common stock issued and outstanding on March 31, 2006.

(4)    Percentage based on 5,263,784 shares of common stock outstanding.

(5)    Includes the following number of shares of common stock which may be acquired by certain officers and directors through the exercise of stock options which were exercisable as of March 31, 2006 or become exercisable within 60 days of that date: Andrew Hidalgo, 280,857 shares; Joseph Heater, 131,679 shares; Donald Walker, 16,667 shares; James Heinz, 10,000 shares; Richard Schubiger, 10,000 shares; Norm Dumbroff, 21,904 shares; Neil Hebenton, 23,988; Gary Walker, 36,487 shares; William Whitehead, 28,155 shares; and all officers and directors as a group, 559,737 shares.

(6)    Includes the following number of shares of common stock which may be acquired through the exercise of common stock purchase warrants which were exercisable as of March 31, 2006 or become exercisable within 60 days of that date: Special Situations Private Equity Fund, L.P., 520,831 shares and Special Situations Fund III QP, L.P., 670,402 shares. Information based upon a Form 13 D/A filed on February 13, 2006 by Austin W. Marxe and David M. Greenhouse who share voting and investment control over all securities held by Special Situations Private Equity Fund, L.P. and Special Situations Fund III QP, L.P.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our certificate of incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Common Shares

We are authorized to issue up to 75,000,000 shares of common stock, par value $0.0001. As of March 31, 2006, there were 4,386,853 shares of common stock issued and outstanding, 816,667 shares reserved for issuance under our stock option plans, and 2,016,904 warrants to acquire shares of common stock. The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock.

Preferred Shares

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.0001. As of March 31, 2006, no shares of preferred stock are issued and outstanding. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. The Board of Directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

Warrants and Options

As of March 31, 2006, we had outstanding warrants and options to acquire approximately 2,787,357 shares of common stock, exercisable at prices ranging between $4.80 and $19.92.

In connection with the sale of 100 units in a private placement during July to September 2003, each unit had 3,703.67 warrants, with each warrant representing the right to purchase one share of our common stock at an exercise price of $10.80 per share expiring from July 18, 2006 to September 5, 2006. The exercise price and the number of shares issuable upon exercise of the warrants will be adjusted upon the occurrence of certain events, including the issuance of common stock as a dividend on shares of common stock, subdivisions, reclassifications or combinations of the common shares or similar events. The warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of common shares for less than the exercise price of the warrants or the current market price of our securities and do not entitle warrant holders to any voting or other rights as a stockholder until such warrants are exercised and common shares are issued.

Warrants may be redeemed in whole or in part at our option, upon 30 days’ notice, at a redemption price equal to $0.12 per share of common stock issuable upon exercise of the warrants, if the closing price of the common shares is at least $15.00 per share on average for 10 consecutive trading days, ending not earlier than 30 days before the warrants are called for redemption. Additionally, in connection with the sale of the 100 units, we issued the placement agent three-year warrants expiring September 3, 2006 to purchase 55,417 shares of our common stock at an exercise price of $9.00 per share. As of March 31, 2006, there were 424,118 warrants issued in that offering that are outstanding.

On November 16, 2004, we sold 2,083,887 shares of common stock and 2,083,887 common stock purchase warrants to eight investors in a private placement. Each warrant is exercisable for a period of five years at a price of $8.40 per share, subject to certain adjustments. The exercise price of the warrants is subject to adjustment for subsequent lower price issuances by us, as well as customary adjustment provisions for stock splits, combinations, dividends and the like. The warrants are callable by us, upon 30 days’ notice, should the common stock trade at or above $25.20 per share for 25 out of 30 consecutive trading days. A maximum of 20% of the warrants may be called in any three-month period. In addition, Punk, Ziegel & Company, L.P., the placement agent in this transaction, received warrants to purchase 62,500 shares of common stock, exercisable for a period of five years at an exercise price of $4.80 per share. As of March 31, 2006, there were 1,592,786 warrants issued in that offering that are outstanding.

Transfer Agent

Interwest Transfer Co., Inc., 1981 E. Murray Holladay Road, Suite 100, Salt Lake City Utah 84117, is the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding 5,263,784 shares of common stock, assuming no exercise of outstanding options or warrants. All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by our affiliates as that term is defined in Rule 144 under the Securities Act. Not including shares of common stock issuable upon exercise of outstanding options or warrants, the 1,109,337 shares of common stock held by Special Situations Private Equity Fund, L.P., Special Situations Fund III QP, L.P. and our directors and executive officers after the offering will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including an exemption pursuant to Rule 144 under the Securities Act.

In addition, holders of our outstanding options and warrants have the right to acquire 2,787,357 shares of common stock issuable upon the exercise of stock options and warrants at exercise prices ranging from $4.80 to $19.92 per share, with a weighted average exercise price of $8.35. We have registered all but 21,250 of the underlying shares described above for resale.

Rule 144

In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated, such as an affiliate) who has beneficially owned restricted shares for at least one year, is permitted to sell, within any three-month period, the number of such restricted shares that does not exceed the greater of:

•	one percent of the then-outstanding shares of our common stock; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding such sale.

Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about us.

Rule 144(k)

In addition, under Rule 144(k) of the Securities Act, a person who was not an affiliate of our company at any time within the three months preceding a sale, and who has beneficially owned shares for at least two years, may sell such shares immediately following this offering without having to comply with volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

PLAN OF DISTRIBUTION

We are offering the securities through a placement agent. Subject to the terms and conditions contained in the placement agent agreement dated , 2006, Punk, Ziegel & Company, L.P. has agreed to act as the placement agent for the sale of up to 876,931 shares of our common stock. The placement agent is not purchasing or selling any securities by this prospectus prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use reasonable best efforts to arrange for the sale of all of the securities.

The placement agent agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from our counsel, our independent auditors and us.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase securities, informing investors of the closing date. We currently anticipate that closing of the sale of the offered securities will take place on or about , 2006. Investors will also be informed of the date and manner in which they must transmit the purchase price.

On the scheduled closing date, the following will occur:

•	We will receive funds in the amount of the aggregate purchase price; and

•	Punk, Ziegel & Company, L.P. will receive the placement agent’s fee in accordance with the terms of the placement agent agreement.

We will pay the placement agent an aggregate commission equal to 6.5% of the gross proceeds received at closing from the sale of securities in the offering. The estimated offering expenses payable by us, in addition to the placement agent’s fee, are approximately $ , which includes legal, accounting and printing costs and various other fees associated with listing the shares of common stock. After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be up to approximately $  million.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The placement agent agreement with Punk, Ziegel & Company, L.P. is included as an exhibit to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission in connection with the consummation of this offering.

Our common stock currently is traded on the NASDAQ Capital Market under the symbol “WPCS.” Interwest Transfer Co., Inc., is the transfer agent for our common stock.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our Bylaws provide that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of WPCS International Incorporated as of and for the fiscal years ended April 30, 2005 and 2004, included in this prospectus, have been included herein in reliance on the report of J.H. Cohn LLP, Independent Registered Public Accounting Firm, given on the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. You may read and copy the registration statement, related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s internet address is www.sec.gov.

You may also request a copy of these filings, at no cost, by writing or telephoning us at:

WPCS International Incorporated
One East Uwchlan Avenue
Suite 301
Exton, PA 19341
(610) 903-0400

WPCS INTERNATIONAL INCORPORATED

INDEX TO FINANCIAL STATEMENTS

The Financial Statements required by Item 310 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
WPCS International Incorporated

We have audited the accompanying consolidated balance sheets of WPCS International Incorporated and Subsidiaries as of April 30, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Overnight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of WPCS International Incorporated and Subsidiaries as of April 30, 2005 and 2004, and their consolidated results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H COHN LLP J.H. COHN LLP
Roseland, New Jersey
July 15, 2005

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
ASSETS	2005	2004

CURRENT ASSETS:
Cash and cash equivalents	$989,252	$1,984,636
Accounts receivable, net of allowance of $75,786 and $61,779 at April 30, 2005 and 2004, respectively	9,907,316	5,909,879
Costs and estimated earnings in excess of billings on uncompleted contracts	908,955	2,123,031
Inventory	885,624	104,799
Prepaid expenses and other current assets	536,331	264,076
Deferred income taxes	112,000	60,000
Total current assets	13,339,478	10,446,421

PROPERTY AND EQUIPMENT, net	1,560,271	1,005,760

CUSTOMER LISTS	1,158,388	603,333

GOODWILL	13,961,642	8,681,870

OTHER ASSETS	156,932	144,713

Total assets	$30,176,711	$20,882,097

The accompanying notes are an integral part of these consolidated financial statements.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (continued)

	APRIL 30,	APRIL 30,
LIABILITIES AND SHAREHOLDERS' EQUITY	2005	2004
		(Note 1)
CURRENT LIABILITIES:
Borrowings under lines of credit	$382,281	$551,000
Current maturities of capital lease obligation	2,073	2,534
Current maturities of loans payable	187,420	94,056
Accounts payable and accrued expenses	5,338,813	4,732,200
Billings in excess of costs and estimated earnings on uncompleted contracts	1,204,491	2,162,452
Due to shareholders	915,290	88,157
Income taxes payable	24,790	223,753
Deferred income taxes	139,000	196,100
Total current liabilities	8,194,158	8,050,252

Capital lease obligation, net of current portion	-	2,073
Loans payable, net of current portion	261,455	170,362
Due to shareholders, net of current portion	927,005	1,026,755
Deferred income taxes	439,000	344,900
Warrant liability	1,994,570	-
Total liabilities	11,816,188	9,594,342

COMMITMENTS AND CONTINGENCIES

COMMON STOCK WITH REGISTRATION RIGHTS:
Common stock subject to continuing registration, $0.0001 par value,
2,083,887 shares issued and outstanding at April 30, 2005	5,732,116	-

SHAREHOLDERS' EQUITY:
Preferred Stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-

Common Stock - $0.0001 par value, 75,000,000 shares authorized, 1,737,498 shares issued and outstanding at April 30, 2005 and 2004, respectively	174	174
Additional paid-in capital	11,966,499	11,993,387
Unearned consulting services	-	(38,559)
Retained earnings (accumulated deficit)	661,734	(667,247)

Total shareholders' equity	12,628,407	11,287,755

Total liabilities and shareholders' equity	$30,176,711	$20,882,097

The accompanying notes are an integral part of these consolidated financial statements.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	April 30,
	2005	2004
		( Note 1)

REVENUE	$40,148,233	$22,076,246

COSTS AND EXPENSES:
Cost of revenue	32,445,470	17,286,099
Selling, general and administrative expenses	7,028,850	4,441,776
Depreciation and amortization	682,397	382,510

Total costs and expenses	40,156,717	22,110,385

OPERATING LOSS	(8,484)	(34,139)

OTHER EXPENSE:
Interest expense	24,702	14,048
Gain on fair value of warrants	(1,414,263)	-

INCOME (LOSS) BEFORE INCOME TAX PROVISION	1,381,077	(48,187)

Income tax provision	52,096	76,000

NET INCOME (LOSS)	$1,328,981	($124,187)

Basic net income (loss) per common share	$0.50	($0.08)

Diluted net income (loss) per common share	$0.49	($0.08)

Basic weighted average number of common shares outstanding	2,679,529	1,521,697

Diluted weighted average number of common shares outstanding	2,729,866	1,521,697

The accompanying notes are an integral part of these consolidated financial statements.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

							Retained
					Additional	Unearned	Earnings	Total
	Preferred Stock		Common Stock		Paid-In	Consulting	(Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Services	Deficit)	Equity

BALANCE, MAY 1, 2003 (Note 1)	1,000	$-	1,089,903	$109	$8,003,838	$-	($543,060)	$7,460,887

Conversion of Series C Preferred Stock to common stock	(1,000)	-	148,833	15	(15)	-	-	-

Net proceeds from issuance of common stock through private placement	-	-	370,367	37	2,174,231	-	-	2,174,268

Issuance of common stock, acquisition of Clayborn Contracting Group, Inc.	-	-	68,871	7	867,761	-	-	867,768

Issuance of common stock, acquisition of Heinz Corporation	-	-	59,524	6	699,994	-	-	700,000

Fair value of stock options granted to nonemployees	-	-	-	-	196,166	-	-	196,166

Issuance of stock options for consulting services	-	-	-	-	51,412	(51,412)	-	-

Amortization of unearned consulting services	-	-	-	-	-	12,853	-	12,853

Net loss	-	-	-	-	-	-	(124,187)	(124,187)

BALANCE, APRIL 30, 2004 (Note 1)	-	$-	1,737,498	$174	$11,993,387	$(38,559)	$(667,247)	$11,287,755

The accompanying notes are an integral part of these consolidated financial statements.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY - CONTINUED

Retained
				Additional	Unearned	Earnings	Total
Preferred Stock		Common Stock		Paid-In	Consulting	(Accumulated	Shareholders’
Shares	Amount	Shares	Amount	Capital	Services	Deficit)	Equity
Common Stock issuance costs	-	-	-	-	(26,888)	-	-	(26,888)

Amortization of unearned consulting services	-	-	-	-	-	38,559	-	38,559

Net income	-	-	-	-	-	-	1,328,981	1,328,981

BALANCE, APRIL 30, 2005	-	$-	1,737,498	$174	$11,966,499	$-	$661,734	$12,628,407

The accompanying notes are an integral part of these consolidated financial statements.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	April 30,
	2005	2004
OPERATING ACTIVITIES :
Net income (loss)	$1,328,981	($124,187)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	682,397	382,510
Fair value of warrant liability	(1,414,263)	-
Provision for doubtful accounts	14,007	91,137
Amortization of unearned consulting services	38,559	-
Fair value of stock options granted	-	209,019
Deferred income taxes	(134,000)	(218,800)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,898,625)	(2,422,541)
Costs and estimated earnings in excess of billings on uncompleted contracts	1,214,076	(1,379,816)
Inventory	(536,772)	11,976
Prepaid expenses	(14,306)	(51,319)
Other assets	(148,596)	(24,032)
Accounts payable and accrued expenses	(337,355)	2,354,024
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,146,930)	1,908,541
Income taxes payable	(328,751)	200,053
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(2,681,578)	936,565
INVESTING ACTIVITIES:
Acquisition of property and equipment	(215,844)	(86,011)
Acquisition of Clayborn, net of cash received	-	(722,177)
Acquisition of Quality, net of cash received	(6,708,904)	-
Acquisition of Heinz, net of cash received	(82,283)	(109,194)
Acquisition earn-out and other transaction costs	(17,553)	(497,677)
NET CASH USED IN INVESTING ACTIVITIES	(7,024,584)	(1,415,059)

FINANCING ACTIVITIES:
Repayment of advances from officers	-	(100,000)
Net proceeds from issuance of common stock with registration rights	9,140,949	2,174,268
Common stock issuance costs	(26,888)	-
(Repayments) borrowings under lines of credit	(303,848)	461,000
Repayments of loans payable	(96,901)	(237,390)
Payments of capital lease obligations	(2,534)	(2,295)
NET CASH PROVIDED BY FINANCING ACTIVITIES	8,710,778	2,295,583
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(995,384)	1,817,089
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,984,636	167,547
CASH AND CASH EQUIVALENTS, END OF YEAR	$989,252	$1,984,636

The accompanying notes are an integral part of these consolidated financial statements.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS - CONTINUED

	Year Ended
	April 30,
	2005	2004
		(Note 1)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$32,196	$15,770
Income taxes	$434,289	$105,193
SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in connection with acquisition of Clayborn and Heinz	$-	$1,567,768

Conversion of Series C preferred stock to common stock	$-	$15

Unpaid earn-out consideration related to acquisitions	$-	$1,114,912

Unpaid purchase price adjustments related to acquisition	$742,295	$-

Issuance of note for net noncash assets received in acquisition	$-	$182,648

Reversal of accruals established in purchase accounting	$40,022	$-

Issuance of notes for property and equipment	$192,210	$32,339

The accompanying notes are an integral part of these consolidated financial statements.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of WPCS International Incorporated ("WPCS") and its wholly owned subsidiaries, WPCS Incorporated , Invisinet Inc. ("Invisinet"), Walker Comm Inc. ("Walker"), Clayborn Contracting Group, Inc. (“Clayborn”) from August 22, 2003 (date of acquisition), Heinz Corporation (“Heinz”) from April 2, 2004 (date of acquisition), and Quality Communications & Alarm Company (“Quality”) from November 24, 2004 (date of acquisition), collectively the "Company". Certain reclassifications have been made to prior period financial statements to conform to the current presentation.

The Company is an engineering company that focuses on the implementation requirements of wireless technology and specialty communication systems. The Company provides a range of services including site design, product integration, security, structured cabling, construction, project management and technical support.

Effective January 10, 2005, a majority of the Company’s shareholders approved a one-for-twelve reverse stock split of the Company’s common stock, decreasing the number of issued and outstanding shares of common stock from 45,849,976 shares to 3,821,385 shares. The par value of the common stock was not affected by the reverse stock split and remains at $0.0001 per share. Consequently, the reverse stock split has been reflected retroactively in the accompanying financial statements and notes for all periods presented and all applicable references as to the number of common shares and per share information, stock options, warrants and market prices have been restated to reflect this reverse stock split. In addition, shareholders’ equity has been restated for all periods presented for the aggregate par value of the number of common shares that were reclassified to additional paid-in capital as a result of the reverse stock split.

On August 22, 2003, the Company acquired all of the outstanding shares of Clayborn in exchange for an aggregate of 68,871 newly issued shares of the Company’s common stock with a fair value of approximately $868,000 and $900,000 cash consideration. An additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions, by payment to the Clayborn shareholders of 50% of the quarterly post-tax profits, as defined, of Clayborn and a final payment of any remaining balance on that date.

On April 2, 2004, the Company acquired all of the outstanding common stock of Heinz for $1,000,000, as follows: (1) $700,000 of the Company’s common stock, based on the closing price of its common stock on March 30, 2004 of $11.76 per share, for an aggregate of 59,524 newly issued shares of the Company’s common stock and (2) $300,000 total cash consideration, of which $100,000 was paid at closing and a $200,000 non-interest bearing promissory note. Of the $200,000, $75,000 was paid in April 2005 and $75,000 is payable on the second anniversary of the closing date and $50,000 is payable on the third anniversary of the closing date.

On November 24, 2004, we acquired all of the issued and outstanding common stock of Quality. The aggregate consideration paid by the Company to the Quality selling shareholders, net of acquisition transaction costs was $7,442,295, of which $6,700,000 was paid at closing. Additional purchase price adjustments of $742,295 were paid in June 2005 to settle working capital adjustments and income tax reimbursements related to the Company electing to make an Internal Revenue Code 338 (h) (10) election. For income tax purposes, this election results in a stepped up basis of assets and liabilities and will result in future income tax deductions.

NOTE 2 - EQUITY ISSUED WITH REGISTRATION RIGHTS

On November 16, 2004, the Company completed a private placement with certain investors for an aggregate of 2,083,887 shares of its common stock and 2,083,887 common stock purchase warrants for $10,000,000. Under the terms of the sale, the investors were granted certain registration rights in which the Company agreed to timely file a registration statement to register the common shares and the shares underlying the warrants, obtain effectiveness of the registration statement by the SEC within ninety (90) days of November 16, 2004, and maintain the effectiveness of this registration statement for a preset time thereafter. In the event the Company fails to timely perform under the registration rights agreement, the Company agrees to pay the investors liquidated damages in an amount equal to 1.5% of the aggregate amount invested by the investors for each 30-day period or pro rata for any portion thereof following the date by which the registration statement should have been effective. The initial registration statement was filed and declared effective by the SEC within the allowed time and the Company has maintained the effectiveness of the registration statement to date, and has not been required to pay any liquidated damages in connection with the filing or on-going effectiveness of the registration statement.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Emerging Issues Task Force ("EITF") is currently reviewing the accounting for securities with liquidated damages clauses as stated in EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF 00-19." There are currently several views as to how to account for this type of transaction and the EITF has not yet reached a consensus. In accordance with EITF 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled in the Company's Own Stock," and EITF 05-04, because the maximum potential liquidated damages for failure to maintain an effective registration statement is greater than the difference between the fair value of registered and unregistered shares, the value of the common stock subject to such registration rights should be classified as temporary equity. Additionally, in accordance with EITF 00-19 and the terms of the above warrants, the fair value of the warrants should be recorded as a liability, with an offsetting reduction to shareholders’ equity. The warrant liability is initially measured at fair value using the Black-Scholes option pricing model, and is then re-valued at each reporting date, with changes in the fair value reported as non-cash charges or credits to earnings.

The SEC concluded that under EITF 00-19, common stock and warrants subject to registration rights where significant liquidated damages could be required to be paid to the holder of the instrument in the event the issuer fails to maintain the effectiveness of a registration statement for a preset time period, the common stock subject to such liquidated damages does not meet the tests required for shareholders’ equity classification, and accordingly must be reflected between liabilities and shareholders’ equity in the balance sheet until  the conditions are eliminated. In analyzing instruments under EITF 00-19, the likelihood or probability related to the failure to maintain an effective registration statement is not a factor.

Based on the above interpretation, as of April 30, 2005, the Company classified $5,732,116 for the value of common stock subject to registration rights as temporary equity instead of shareholders’ equity. In addition, the Company measured the initial fair value of the warrants on the closing date at $3,408,833 and classified the fair value of the warrants as warrant liability instead of shareholders’ equity. At the end of each reporting period, the value of the warrants is re-measured based on the fair value of the underlying shares, and changes to the warrant liability and related “gain or loss in fair value of the warrants” is recorded  as a non-cash charge or credit to earnings. The warrant liability will be reclassified to shareholders’ equity when the Company is no longer subject to performance under the registration rights agreement.

At April 30, 2005, the warrant liability was $1,994,570, due to changes in the fair value of the warrants. The fair value of the warrants was estimated using the Black-Scholes option-pricing model, with the following assumptions for the year ended April 30, 2005: risk-free interest rate of 3.91% to 3.96%, dividend yield of 0%, expected life of 6.54 to 7 years and volatility range of 28.4% to 42.1% were used.

For the year ended April 30, 2005, the non-cash gain on fair value of warrants was $1,414,263. The gain on fair value of warrants is due principally to the decrease in the market value of the common stock of the Company. The non-cash gain on fair value of warrants has no effect on the Company’s cash flows or liquidity.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Principles of Consolidation

All significant intercompany transactions and balances have been eliminated in these consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include all cash and highly-liquid investments with an original maturity at time of purchase of three months or less.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company reduces credit risk by placing its temporary cash and investments with major financial institutions with high credit ratings. At times, such amounts may exceed Federally insured limits. The Company reduces credit risk related to accounts receivable by routinely assessing the financial strength of its customers and maintaining an appropriate allowance for doubtful accounts based on its history of write-offs, current economic conditions and an evaluation of the credit risk related to specific customers.

Accounts Receivable

Accounts receivable are due within contractual payment terms and are stated at amounts due from customers net of an allowance for doubtful accounts. Credit is extended based on evaluation of a customer's financial condition. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payment subsequently received on such receivables are credited to the allowance for doubtful accounts. Included in the accounts receivable is retainage receivable of $1,333,413 which is expected to be collected within one year.

Inventory

As a result of the acquisition of Quality, inventory consists of materials, parts and supplies principally valued using the first-in-first-out (FIFO) method.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided for, using straight-line methods, in amounts sufficient to charge the cost of depreciable assets to operations over their estimated service lives. Repairs and maintenance costs are charged to operations as incurred.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill

In accordance with the guidelines of Statement of Financial Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill and indefinite-lived intangible assets are no longer amortized but are assessed for impairment on at least an annual basis. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

SFAS No. 142 requires that goodwill be tested for impairment upon adoption and at least annually thereafter, utilizing a two-step methodology. The initial step requires the Company to determine the fair value of the business acquired (reporting unit) and compare it to the carrying value, including goodwill, of such business (reporting unit). If the fair value exceeds the carrying value, no impairment loss would be recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of the unit may be impaired. The amount, if any, of the impairment is then measured in the second step.

The Company completed the initial step of impairment testing which indicated that no goodwill impairment existed as of April 30, 2005 and 2004. The Company determined the fair value of the businesses acquired for purposes of this test primarily by using a discounted cash flow valuation technique. Significant estimates used in the valuation include estimates of future cash flows, both future short-term and long-term growth rates, and estimated cost of capital for purposes of arriving at a discount factor. The fair value of the Company’s reporting units derived using discounted cash flow models exceeded the carrying values of the reporting units. Accordingly, step two was unnecessary and no impairment was recognized in the consolidated statement of operations for the years ended April 30, 2005 and 2004. On an ongoing basis, the Company expects to perform its annual impairment test during the fourth quarter absent any interim impairment indicators.

Goodwill through the years ended April 30, 2005 and 2004 consisted of the following:

Beginning balance, May 1, 2003	$5,388,882

Clayborn acquisition	1,772,806
Heinz acquisition	1,065,799
Walker earn-out provision	441,793
Transaction costs	12,590

Beginning balance, May 1, 2004	8,681,870

Reversal of accruals established in purchase accounting	(40,022)
Heinz acquisition cost adjustments	(183,480)
Quality acquisition	5,496,064
Transaction costs	7,210

Ending balance, April 30, 2005	$13,961,642

Revenue Recognition

The Company generates its revenue by providing engineering and deployment services for wireless infrastructure services and specialty communication systems The Company provides a range of engineering services including, site design, construction, product integration, structured cabling, network security, project management and technical support.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company records revenue and profit on these contracts on a percentage-of-completion basis using the cost-to-cost method. Contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts. Contracts are generally considered substantially complete when engineering is completed and/or site construction is completed. The Company includes in operations pass-through revenue and costs on cost-plus contracts, which are customer-reimbursable materials, equipment and subcontractor costs, when the Company determines that it is responsible for the engineering specification, procurement and management of such cost components on behalf of the customer.

The Company has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. Cost estimates are reviewed monthly on a contract-by-contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated cost to complete projects, which determines the project’s percent complete, must be made and used in connection with the revenue recognized in the accounting period. Current estimates may be revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated.

Other Concentrations

For the year ended April 30, 2005, the Company had revenue from one customer totaling approximately $6,220,000, which comprised 15.5% of total revenue. Management believes there is no significant business vulnerability regarding the concentration of revenue due to the Company’s strong relationship with this customer and the customer’s financial strength.

The Company has approximately 110 union employees. A contract with these union employees expires November 30, 2008.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, "Accounting of Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The recognition of deferred tax assets is reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Earnings (Loss) Per Share

Earnings (loss) per common share is computed pursuant to SFAS No. 128, "Earnings Per Share" (“EPS”). Basic income (loss) per share is computed as net income (loss) divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common stock issuable through stock options, restrictive stock awards, warrants and other convertible securities. At April 30, 2005, 188,340 stock options and 2,572,171 warrants were not included in the computation of fully diluted earnings per share, because the stock option and warrant exercise prices exceeded the market price of the common stock and, therefore, the effects would be antidilutive. The assumed conversion of the remaining 266,556 stock options resulted in a 50,337 share increase in weighted average shares for fully diluted earnings per share. At April 30, 2004, the Company had 299,322 stock options and 425,784 warrants outstanding which are potentially dilutive securities, however, basic and fully diluted EPS is the same since the effect of the assumed exercise of stock options and warrants would be antidilutive.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation Plans

SFAS 123(R) (revised December 2004), Share-Based Payment, an amendment of SFAS 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As a result of the amendments to SFAS 123, the Company will be required to expense the fair value of employee stock options beginning with its fiscal year ending April 30, 2007. The new standard will require the Company to expense the fair value of employee stock options and other share-based payments over the vesting period. The new standard may be adopted in one of three ways - the modified prospective transition method, a variation of the modified prospective transition method or the modified retrospective transition method. We are currently evaluating how we will adopt the standard and evaluating the effect that the adoption of SFAS 123(R) will have on our financial position or results of operations.

As currently permitted by SFAS 123, the Company has elected to continue to account for its stock-based compensation plans in accordance with the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees. Under APB 25, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The exercise price of all options granted to employees has been equal to or greater than the fair market value at the date of grant and, accordingly, the Company has not recognized compensation expense associated with its stock option plan. By making that election, the Company is required under SFAS 123 to provide pro forma disclosures of net loss and net loss per common share as if the fair value based method of accounting had been applied. The following table illustrates the effect on net loss and net loss per common share for fiscal 2005 and 2004 as if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation.

The Company applies the intrinsic value method in accounting for its stock based compensation plan. Had the Company measured compensation under the fair value method for stock options granted and amortized the cost over the related vesting period, the Company’s net loss and net loss per share attributable to common shareholders would have been as follows:

	2005	2004
Net income (loss), as reported	$1,328,981	($124,187)

Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(452,820)	(300,838)

Net income (loss), Pro forma	$876,161	($425,025)

Basic net income (loss) per share
As reported	$0.50	($0.08)
Pro forma	$0.33	($0.28)

Diluted net income (loss) per share
As reported	$0.49	($0.08)
Pro forma	$0.32	($0.28)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes Option pricing model with the following assumptions. For the year ended April 30, 2005, risk-free interest rate of 3.51% to 4.22%, dividend yield of 0%, expected life of 5 years and volatility range 28.4% to 44.9% were used. For the year ended April 30, 2004, risk-free interest rate of 2.80% to 3.61%, dividend yield of 0%, expected life of 5 years and volatility range 71.0% to 73.2% were used.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. The most significant estimates relate to the calculation of percentage of completion on uncompleted contracts, allowance for doubtful accounts, valuation of inventory and life of customer lists. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges...” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. The adoption of SFAS No. 151 is not expected to have a material impact on our financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on our financial position or results of operations.

NOTE 4 - ACQUISITIONS

In accordance with SFAS No. 141, “Business Combinations,” acquisitions of businesses are accounted for under the purchase accounting method of accounting. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is recorded to the extent the purchase price consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired at the date of the acquisition.

Clayborn

On August 22, 2003, the Company completed a merger with Clayborn, a California corporation. The acquisition of Clayborn gives the Company expertise in engineering and deployment services for specialty communication systems and additional wireless opportunities to pursue.

The aggregate consideration paid by the Company for Clayborn was approximately $2,932,000. The Company acquired all of the issued and outstanding shares of Clayborn in exchange for $900,000 cash consideration and $64,000 of transaction costs, and 68,871 newly issued shares of the Company’s common stock with a fair value of approximately $868,000 based on the average value of the Company’s common stock as of a few days before and after the merger terms were agreed to and announced. An additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions, by payment to the Clayborn shareholders of 50% of the quarterly post tax profits, as defined, of Clayborn and a final payment of any remaining balance on that date.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The purchase price allocation has been determined as follows:

Assets purchased:
Cash	$134,218
Accounts receivable	575,804
Costs in excess of billings	231,562
Income tax refunds receivable	104,765
Inventory	39,000
Fixed assets	444,126
Backlog	13,500
Customer list	245,000
Other assets	97,669
Goodwill	1,775,447
3,661,091
Liabilities assumed:
Accounts payable	(294,992)
Accrued expenses	(136,119)
Notes payable	(184,611)
Deferred tax liability	(113,800)
(729,522)
Purchase price	$2,931,569

Heinz

On April 2, 2004, the Company acquired all of the issued and outstanding common stock of Heinz for $1,000,000, as follows: (1) $700,000 of the Company’s common stock, based on the closing price of our common stock on March 30, 2004 of $11.76 per share, for an aggregate of 59,524 newly issued shares of the Company's common stock and (2) $300,000 total cash consideration, of which $100,000 was paid at closing and a $200,000 non-interest bearing promissory note. Of the $200,000, $75,000 was paid in April 2005, $75,000 is payable on the second anniversary of the closing date and $50,000 is payable on the third anniversary of the closing date. The purchase price includes the present value of the note totaling $182,648, discounted at 5%. The initial current and long-term discounted present value at April 2, 2004 of this note was $71,429 and $111,219, respectively.

Heinz is a St. Louis, Missouri based provider of in-building wireless infrastructure services for both cellular and WiFi applications, including consulting, integration and installation services for wireless infrastructure. In addition, Heinz has performed fixed wireless services, structured cabling, and cellular base station equipment installation and testing. The acquisition of Heinz gives the Company additional project engineering expertise for wireless infrastructure services, broadens its customer base, and expands its geographical presence in the Midwest.

A valuation of certain assets was completed, including property and equipment, backlog, list of major customers, and the Company internally determined the fair value of its other assets and liabilities. In determining the fair value of acquired assets, standard valuation techniques were used including the market and cost approaches. The initial purchase price allocation in 2004 has been adjusted as a result of final valuation in 2005, with fixed assets increasing in value by $24,000, customer lists being valued at $220,000 and backlog being valued at $65,000, resulting in a decrease in goodwill by these combined amounts. Accordingly, a deferred tax liability of $119,000 was recorded since the amortization of customer lists and backlog is not available as a tax deduction to the Company. The aggregate changes resulted in goodwill being decreased to approximately $847,000 as of the acquisition date.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The final purchase price allocation, as adjusted, has been determined as follows:

Assets purchased:
Cash	$8,052
Accounts receivable	593,667
Costs in excess of billings	103,459
Fixed assets	47,440
Customer lists	220,000
Backlog	65,000
Other assets	71,128
Goodwill	846,866
1,955,612
Liabilities assumed:
Accounts payable	(494,503)
Accrued expenses	(130,694)
Line of credit	(90,000)
Notes payable	(80,942)
Billings in excess of cost	(29,223)
Deferred tax liability	(119,000)
(944,362)
Purchase price	$1,011,250

Quality

On November 24, 2004, the Company acquired all of the issued and outstanding common stock of Quality. The aggregate consideration paid by the Company to the Quality selling shareholders, net of acquisition transaction costs of $172,578, was $7,442,295, of which $6,700,000 was paid at closing. Additional purchase price adjustments of $742,295 were paid in June 2005 to settle working capital adjustments and income tax reimbursements related to the Company electing to make an Internal Revenue Code 338 (h) (10) election. For income tax purposes, this election results in a stepped up basis of assets and liabilities and will result in future income tax deductions.

Quality is a Lakewood, New Jersey based provider of specialty communication services. The acquisition of Quality gives the Company additional project engineering expertise for specialty communication opportunities, broadens its customer base especially in the public safety sector and gaming industry, and expands its geographic presence in the Northeastern United States. The financing for this transaction was completed through the issuance of common stock as described in Note 12.

A valuation of certain assets was completed, including property and equipment, list of major customers, and the Company internally determined the fair value of its other assets and liabilities. In determining the fair value of acquired assets, standard valuation techniques were used including the market and income approaches.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The final purchase price allocation has been determined as follows:

Assets purchased:
Cash	$163,674
Accounts receivable	2,124,587
Inventory	244,053
Fixed assets	495,145
Prepaid expenses	70,447
Customer lists	580,000
Other assets	6,000
Goodwill	5,496,064
9,179,970
Liabilities assumed:
Accounts payable	(912,736)
Accrued expenses	(271,991)
Income taxes payable	(84,663)
Line of credit borrowings	(135,129)
Notes payable	(160,578)
(1,565,097)
Purchase price	$7,614,873

The following unaudited pro forma financial information presents the combined results of operations of the Company and Quality as if the acquisition had occurred on May 1, 2004, and the Company, Clayborn, Heinz and Quality, as if the acquisitions had occurred on May 1, 2003, after giving effect to certain adjustments, including the issuance of the Company’s common stock to Clayborn and Heinz as part of the purchase price and the issuance of common stock described in Note 11 to finance the acquisition of Quality. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company, Clayborn, Heinz, and Quality been a single entity during these periods.

	2005	2004

Revenue	$46,810,720	$35,830,021

Net income	$1,474,004	$167,227

Weighted average number of shares used in calculation:
Basic net income per share	3,821,385	3,821,385
Diluted net income per share	3,871,722	4,069,476

Pro forma net income per common share
Basic	$0.39	$0.04
Diluted	$0.38	$0.04

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For all acquisitions, customer lists are amortized over a period of five to six years and backlog is amortized over a period of one year from the date of acquisition. The Company recorded amortization expense related to customer lists and backlog of $310,000 and $154,000 for the years ended April 30, 2005 and 2004, respectively. With the exception of goodwill related to the Quality acquisition, any future goodwill impairments are not deductible for income tax purposes.

NOTE 5 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts consist of the following at April 30:

	2005	2004
Costs incurred on uncompleted contracts	$25,474,753	$17,574,035
Estimated contract profit	4,983,102	4,699,280
	30,457,855	22,273,315
Less: billings to date	30,753,391	22,312,736
Net billings in excess	($295,536)	($39,421)

Costs and estimated earnings in excess of billings	$908,955	$2,123,031
Billings in excess of costs and estimated earnings
on uncompleted contracts	(1,204,491)	(2,162,452)
Net billings in excess	($295,536)	($39,421)

NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at April 30:

	Estimated useful life (years)	2005	2004

Furniture and fixtures	5 - 7	$135,383	$163,778
Computers and software	3	373,325	247,062
Office equipment	5-7	46,480	30,437
Vehicles	5 - 7	1,141,011	624,304
Machinery and equipment	5	310,681	281,757
Leasehold improvements	3 - 10	218,938	192,349
		2,225,818	1,539,687
Less accumulated depreciation and amortization		665,547	533,927
		$1,560,271	$1,005,760

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation and amortization expense for property and equipment for the years ended April 30, 2005 and 2004 was approximately $372,000 and $228,000, respectively.

NOTE 7 - LINE OF CREDIT

Walker maintained a revolving line of credit facility with a commercial bank, with a borrowing limit up to 70% of eligible Walker accounts receivable. As of April 30, 2005, the borrowing base was $700,000 and the outstanding balance was approximately $382,000. Effective August 30, 2004, the amount available to Walker was decreased from $1,200,000 to $700,000 to support a $500,000 letter of credit issued in favor of Walker’s surety bonding company. In August 2004, Walker was awarded a contract of approximately $5,000,000, which required performance and payment bonds. In order to provide the bonds, the surety bonding company required a letter of credit for 10% of the total contract award. The line of credit was collateralized by all of Walker’s accounts receivable, inventory and equipment and bears interest at the Wall Street Journal Prime Index Rate plus 1.5% (7.25% as of April 30, 2005). In addition, the Company and certain executive officers of the Company personally guaranteed this line of credit facility. On June 3, 2005, this line of credit was paid off in connection with the credit agreement described below.

On June 3, 2005, the Company entered into a credit agreement with a new commercial bank. The credit agreement (the "Credit Agreement"), provides for a revolving line of credit in an amount not to exceed $5,000,000, together with a letter of credit facility not to exceed $500,000. The Company also entered into security agreements with the bank, pursuant to which each subsidiary granted a security interest to the bank in all of their assets.

Under the terms of the Credit Agreement, the Company is permitted to borrow up to $3,000,000 under the revolving credit line, based upon eligible receivables. Once the Company has provided financial statements to the bank which evidence that the Company has earnings before interest, taxes, depreciation and amortization of (i) $750,000 for the quarter ended July 31, 2005, (ii) $750,000 for the quarter ended October 31, 2005, and (iii) $2,500,000 for the year ended April 30, 2006, the revolving commitment amount will be increased to $5,000,000. The Credit Agreement contains customary covenants, including but not limited to (i) restrictions on the permitted ratio of total unsubordinated liabilities to tangible net worth plus subordinated indebtedness, (ii) the Company's total tangible net worth, (iii) working capital, (iv) minimum earnings before interest, taxes, depreciation and amortization, and (v) dividend restrictions. The loan commitment expires on August 31, 2008. The Company may prepay the loan at any time.

Loans under the Credit Agreement bear interest at a rate equal to either the bank’s reference rate plus one half (0.5%) percent, or LIBOR plus two and three-quarters (2.75%) percent, as the Company may request. The Company paid a facility fee to the bank of $50,000 on the closing date.

The Company used the initial funds provided by the loan, in the gross amount of $3,000,000, to repay existing bank debt at Walker of approximately $672,000, for the payment of approximately $742,000 to the former shareholders of our Quality subsidiary for monies due to them pursuant to the terms of the purchase of their company, and for working capital. A $500,000 letter of credit was also re-issued in favor of Walker’s surety bonding company for performance and payment bond collateral requirements described above.

NOTE 8 - RELATED PARTY TRANSACTIONS

In connection with the acquisition of Walker, the Company assumed a ten-year lease with a trust, of which, a certain officer of the Company is the trustee, for a building and land located in Fairfield, California, which is occupied by its Walker subsidiary. For the years ended April 30, 2005 and 2004 the rent paid for this lease was $88,000 and $56,000, respectively.

In connection with the acquisition of Clayborn, an additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions to the Clayborn shareholders, by payment of 50% of the quarterly post tax profits, as defined, of Clayborn and the payment of the remainder on that date.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the acquisition of Heinz, a $200,000 non-interest bearing promissory note was issued. Of the $200,000, $75,000 was paid in April 2005, $75,000 is payable on the second anniversary of the closing date and $50,000 is payable on the third anniversary of the closing date.

In connection with the acquisition of Quality, approximately $742,000 of additional purchase price consideration was paid to the selling shareholders in June 2005 for working capital adjustments and income tax reimbursements.

NOTE 9 - RETIREMENT PLANS

The Company and its subsidiaries participate in employee savings plans under Section 401(k) of the Internal Revenue Code pursuant to which eligible employees may elect to defer a portion of their annual salary by contributing to the plan. There were $8,800 and $4,000 in contributions made for the years ended April 30, 2005 and 2004, respectively.

The Company also contributes to multi-employer pension plans which provide benefits to union employees covered by a collective bargaining agreement. Cost of revenue includes approximately $2,178,000 and $1,210,000 for such costs for the years ended April 30, 2005 and 2004, respectively.

NOTE 10 - INCOME TAXES

The provision or income taxes for the years ended at April 30, 2005 and 2004 is summarized as follows:

	2005	2004
Current
Federal	$99,000	$177,000
State	87,096	117,800

Deferred
Federal	(76,000)	(49,000)
State	(58,000)	(169,800)
Totals	$52,096	$76,000

The actual provisions for income taxes reflected in the consolidated statements of operations for the years ended April 30, 2005 and 2004 differ from the amounts computed at the federal statutory tax rates. The principal differences between the statutory income tax expense and the effective provision for income taxes are summarized as follows:

	2005	2004

Expected tax provision (benefit) at statutory rate (34%)	$470,000	($16,000)
State and local taxes, net of federal tax benefit	19,000	76,000
Increase in valuation allowance	12,000	16,000
Gain on fair value of warrants	(482,000)	-
Other	33,096	-
	$52,096	$76,000

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences which give rise to deferred tax assets and liabilities is summarized as follows:

	2005	2004
Deferred tax assets:
Net operating loss carryforward	$113,000	$60,000
Allowance for doubtful accounts	29,000	26,000
Reserve for loss on work-in-progress	13,000	-
Customer lists	10,000	-
Federal benefit of deferred state tax liabilities	20,000	34,000
Valuation allowance	(73,000)	(60,000)
Net deferred tax assets - current	112,000	60,000

Deferred tax liabilities:
Sec 481(a) adjustment for cash to accrual basis accounting
- current	(104,000)	(106,000)
- long term	-	(106,000)
Non-deductible amortization of purchase price
Inventory - current	(15,000)	(29,000)
Fixed assets - long term	(117,000)	(132,000)
Goodwill - long term	(65,000)	-
Federal benefit of deferred state tax liabilities - current	(20,000)	-
Customer lists - long term	(257,000)	(168,000)
Total	(578,000)	(541,000)

Net deferred tax liabilities	($466,000)	($481,000)

At April 30, 2005, the Company has net operating loss carryforwards for State tax purposes approximating $1,170,000 expiring through 2025. Due to the uncertainty of recognizing a tax benefit on these losses in certain states, the Company has provided a valuation allowance of $73,000 against the total deferred tax asset of $113,000 related to these losses.

NOTE 11 - STOCK OPTION PLAN

The Company established a nonqualified stock option plan pursuant to which options to acquire a maximum of 416,667 shares of the Company's common stock were reserved for grant (the "2002 Plan"). Under the terms of the 2002 Plan, the options, which expire five years after grant, are exercisable at prices equal to the fair market value of the stock at the date of the grant and become exercisable in accordance with terms established at the time of the grant. At April 30, 2005, there were 5,771 shares available for grant under the 2002 Plan. From time to time, the Company issues stock options to employees outside the plan. In 2005, the Company issued 44,000 stock options to employees outside the plan.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the activity of the employee stock option plan for the year ended April 30, 2005.

	Number of Shares	Weighted-average Exercise Price
Outstanding, May 1, 2003	6,418	$17.41
Granted	334,864	$12.31
Cancelled	(41,960)	$12.97
Outstanding, May 1, 2004	299,322	$12.49
Granted	266,890	$6.15
Cancelled	(111,316)	$6.58
Outstanding, April 30, 2005	454,896	$8.77

The following is a summary of activity with respect to stock options granted under the 2002 Plan at April 30, 2005:

	Options outstanding		Options exercisable
Exercise prices	Shares under option	Weighted-average remaining life in years	Shares	Exercise price
4.80 - 5.35	80,764	4.75	52,336	4.80 - 5-35
6.10 - 9.00	257,131	4.08	241,174	6.10 - 9.00
10.92 - 14.40	77,248	3.38	61,263	10.92 - 14.40
15.00 - 18.60	29,335	1.62	29,335	15.00 - 18.60
19.92 - 27.96	10,418	3.10	10,418	19.92 - 27.96
Total	454,896		394,526

The weighted-average fair value of options on the grant date was $6.15 and $12.31, respectively, for options granted during the years ended April 30, 2005 and 2004.

NOTE 12 - SHAREHOLDERS' EQUITY

On November 16, 2004, the Company sold an aggregate of 2,083,887 shares of common stock and 2,083,887 common stock purchase warrants to eight investors for $10,000,000. The common stock and the warrants were issued in a private placement transaction pursuant to Section 4(2) under the Securities Act of 1933. Pursuant to the terms of sale, the Company filed a resale registration statement on December 30, 2004 covering the common stock and the common stock issuable upon exercise of the warrants, which was declared effective by the SEC on January 18, 2005.

Each warrant is exercisable for a period of five years at a price of $8.40 per share, subject to certain adjustments. The exercise price of the warrants is subject to adjustment for subsequent lower price issuances by the Company, as well as customary adjustment provisions for stock splits, combinations, dividends and the like. The warrants are callable by the Company, upon 30 days notice, should the common stock trade at or above $25.20 per share for 25 out of 30 consecutive trading days. A maximum of 20% of the warrants may be called in any three-month period.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company paid the placement agent of the offering a cash fee of $650,000 or 6.5% of the proceeds of the offering. In addition, the placement agent received warrants to purchase 62,500 shares of common stock, exercisable for a period of five years at an exercise price of $4.80 per share. The Company also paid a finders’ fee of $100,000 to another third party in connection with the offering and incurred other related costs of $112,095. Accordingly, the Company received net proceeds of $9,137,905 from the offering.

In connection with the sale of the common stock and warrants, the Company effectuated a one-for-twelve reverse stock split of its outstanding common stock on January 10, 2005.

The following table summarizes the activity of the stock purchase warrants for the year ended April 30, 2005.

	Number of Shares	Weighted Average Exercise Price
Outstanding, May 1, 2003	0
Granted	425,784	$10.57
Outstanding, May 1, 2004	425,784	$10.57
Granted	2,146,387	$8.40
Outstanding, April 30, 2005	2,572,171	$8.76

NOTE 13 - SEGMENT REPORTING

The Company's reportable segments are determined and reviewed by management based upon the nature of the services, the external customers and customer industries and the sales and distribution methods used to market the products. The Company has two reportable segments: wireless infrastructure services and specialty communication systems. Management evaluates performance based upon (loss) income before income taxes. Corporate includes corporate salaries and external professional fees, such as accounting, legal and investor relations costs which are not allocated to the other subsidiaries. Corporate assets include cash, prepaid expenses and deferred tax assets. Segment results for the years ended April 30, 2005 and 2004 are as follows:

	As of/Year ended April 30, 2005				As of/Year ended April 30, 2004
	Corporate	Wireless Infrastructure	Specialty Communication	Total	Corporate	Wireless Infrastructure	Specialty Communication	Total

Revenue	$-	$8,651,555	$31,496,678	$40,148,233	$-	$4,568,714	$17,507,532	$22,076,246

Depreciation and Amortization	$20,423	$161,485	$500,489	$682,397	$98	$40,054	$342,358	$382,510

Income (loss) before income taxes	$207,777	$783,014	$390,286	$1,381,077	($924,882)	$361,160	$515,535	($48,187)

Goodwill	$-	$2,479,410	$11,482,232	$13,961,642	$-	$2,698,343	$5,983,527	$8,681,870

Total assets	$1,169,887	$4,604,335	$24,402,489	$30,176,711	$803,082	$6,387,166	$13,691,849	$20,882,097

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Company has entered into employment contracts ranging from two to four years with its executive officers. The aggregate base salary commitments under these contracts at April 30, 2005 are approximately $1,800,000.

Litigation

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company's business. The Company is currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, consolidated financial condition or operating results.

Lease Commitments

The Company leases its office facilities pursuant to non-cancelable operating leases expiring through February 2011. The Company also has non-cancelable vehicle leases. The minimum rental commitments under these non-cancelable leases at April 30, 2005 are summarized as follows:

Year ending April 30,
2006	$386,054
2007	328,490
2008	237,096
2009	121,568
2010	105,941
Thereafter	90,480
Total minimum lease payments	$1,269,629

Rent expense for all operating leases was approximately $358,000 and $260,000 in 2005 and 2004, respectively.

Walker Comm, Inc. Acquisition

In connection with the acquisition of Walker, the Company assumed a ten-year lease with a trust, of which, a certain officer of the Company is the trustee, for a building and land located in Fairfield, California, which is occupied by its Walker subsidiary.

Clayborn Contracting Group, Inc. Acquisition

In connection with the acquisition of Clayborn, an additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions to the Clayborn shareholders, by payment of 50% of the quarterly post tax profits as defined, of Clayborn and the payment of the remainder on that date.

Heinz Corporation Acquisition

In connection with the acquisition of Heinz, a $200,000 non-interest bearing promissory note was issued. Of the $200,000, $75,000 is payable on the second anniversary of the closing date and $50,000 is payable on the third anniversary of the closing date.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
ASSETS	2006	2005
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$7,336,885	$989,252
Accounts receivable, net of allowance of $93,786 and $75,786 at January 31, 2006 and April 30, 2005, respectively	10,002,658	9,907,316
Costs and estimated earnings in excess of billings on uncompleted contracts	1,205,748	908,955
Inventory	958,402	885,624
Prepaid expenses and other current assets	491,624	536,331
Deferred income taxes	91,000	112,000
Total current assets	20,086,317	13,339,478

PROPERTY AND EQUIPMENT, net	1,402,413	1,560,271

CUSTOMER LISTS, net	935,138	1,158,388

GOODWILL	14,239,918	13,961,642

DEBT ISSUANCE COSTS, net	124,178	-

OTHER ASSETS	102,640	156,932

Total assets	$36,890,604	$30,176,711

The accompanying notes are an integral part of these condensed consolidated financial statements.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

	January 31,	April 30,
LIABILITIES AND SHAREHOLDERS' EQUITY	2006	2005
	(Unaudited)
CURRENT LIABILITIES:
Borrowings under line of credit	$-	$382,281
Current portion of capital lease obligation	-	2,073
Current portion of loans payable	225,010	187,420
Accounts payable and accrued expenses	4,029,277	5,338,813
Billings in excess of costs and estimated earnings on uncompleted contracts	2,014,764	1,204,491
Due to shareholders	58,260	915,290
Income taxes payable	512,564	24,790
Deferred income taxes	193,000	139,000
Total current liabilities	7,032,875	8,194,158

Borrowings under line of credit	3,000,000	-
Loans payable, net of current portion	355,751	261,455
Due to shareholders, net of current portion	856,740	927,005
Deferred income taxes	337,000	439,000
Warrant liability	11,296,669	1,994,570
Total liabilities	22,879,035	11,816,188

COMMITMENTS AND CONTINGENCIES

COMMON STOCK WITH REGISTRATION RIGHTS:
Common Stock subject to continuing registration, $0.0001 par value, 752,568 and
2,083,887 shares issued and outstanding at January 31, 2006 and April 30, 2005, respectively	2,069,106	5,732,116

SHAREHOLDERS' EQUITY:
Preferred Stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-

Common Stock - $0.0001 par value, 75,000,000 shares authorized, 3,498,668 and 1,737,498 shares issued and outstanding at January 31, 2006 and April 30, 2005, respectively	350	174
Additional paid-in capital	20,920,268	11,966,499
(Accumulated deficit) retained earnings	(8,978,155)	661,734

Total shareholders' equity	11,942,463	12,628,407

Total liabilities and shareholders' equity	$36,890,604	$30,176,711

The accompanying notes are an integral part of these condensed consolidated financial statements.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended
	January 31,
	2006	2005
		(Note 1)

REVENUE	$38,243,071	$29,015,396

COSTS AND EXPENSES:
Cost of revenue	27,726,737	23,437,998
Selling, general and administrative expenses	6,820,446	4,756,278
Depreciation and amortization	633,394	430,438

Total costs and expenses	35,180,577	28,624,714

OPERATING INCOME	3,062,494	390,682

OTHER EXPENSE:
Interest expense	142,196	18,625
Loss on fair value of warrants	11,406,414	840,499

LOSS BEFORE INCOME TAX PROVISION	(8,486,116)	(468,442)

Income tax provision	1,153,773	161,736

NET LOSS	($9,639,889)	($630,178)

Basic and diluted net loss per common share	($2.48)	($0.27)

Basic and diluted weighted average number of common shares outstanding	3,890,382	2,311,171

The accompanying notes are an integral part of these condensed consolidated financial statements.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED JANUARY 31, 2006
(Unaudited)

						Retained
					Additional	Earnings	Total
	Preferred Stock		Common Stock		Paid-in	(Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity
BALANCE, APRIL 30, 2005	-	$-	1,737,498	$174	$11,966,499	$661,734	$12,628,407

Proceeds from exercise of warrants	-	-	429,851	43	3,186,577	-	3,186,620

Reclassification of fair value of
warrant liability from exercise of
warrants to additional paid-in capital	-	-	-	-	2,104,315	-	2,104,315

Reclassification of proceeds from
sales of common stock with
registration rights to additional paid-in capital	-	-	1,331,319	133	3,662,877	-	3,663,010

Net Loss	-	-	-	-	-	(9,639,889)	(9,639,889)

BALANCE, JANUARY 31, 2006	-	$-	3,498,668	$350	$20,920,268	$(8,978,155)	$11,942,463

The accompanying notes are an integral part of these condensed consolidated financial statements.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	January 31,
	2006	2005
OPERATING ACTIVITIES :

Net loss	($9,639,889)	($630,178)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	633,394	430,438
Fair value of warrant liability	11,406,414	840,499
Provision for doubtful accounts	24,877	-
Amortization of debt issuance costs	34,609	-
Amortization of unearned consulting services	-	38,559
Deferred income taxes	(27,000)	(65,948)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(122,369)	(945,873)
Costs and estimated earnings in excess of billings on uncompleted contracts	(296,793)	(42,331)
Inventory	(72,778)	(446,957)
Prepaid expenses and other current assets	44,707	15,437
Other assets	5,489	(30,211)
Accounts payable and accrued expenses	(1,337,527)	132,907
Billings in excess of costs and estimated earnings on uncompleted contracts	810,273	(646,845)
Income taxes payable	474,256	(103,643)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,937,663	(1,454,146)

INVESTING ACTIVITIES:
Acquisition of property and equipment	(134,586)	(151,114)
Acquisition of Quality, net of cash received	-	(6,709,678)
Acquisition transaction costs	(4,303)	(113,518)
NET CASH USED IN INVESTING ACTIVITIES	(138,889)	(6,974,310)

FINANCING ACTIVITIES:
Net proceeds from issuance of common stock with registration rights	-	9,164,793
Common stock issuance costs	-	(26,888)
Net proceeds from exercise of warrants	3,186,620	-
Borrowings (repayments) under lines of credit	2,617,719	(332,998)
Debt issuance costs	(158,787)	-
Repayments of loans payable	(151,707)	(64,667)
Repayments of amounts due to shareholders	(942,913)	-
Payments of capital lease obligations	(2,073)	(1,876)
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,548,859	8,738,364
NET INCREASE IN CASH AND CASH EQUIVALENTS	6,347,633	309,908
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	989,252	1,984,636
CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,336,885	$2,294,544

The accompanying notes are an integral part of these condensed consolidated financial statements.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(Unaudited)

	Nine Months Ended
	January 31,
	2006	2005

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$130,053	$20,439
Income taxes	$714,727	$424,708
SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Reversal of accruals established in purchase accounting	$2,150	$49,790

Issuance of notes for property and equipment	$283,593	$139,033

Reclassification of proceeds from sales of common stock with registration rights
to additional paid - in capital	$3,663,010	$-

Reclassification of fair value of warrant liability to additional paid - in capital from exercise of warrants	$2,104,315	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for quarterly reports on Form 10-QSB and do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America. Accordingly, the unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the fiscal year ended April 30, 2005 included elsewhere in this prospectus. The accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of the management, considered necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods. Operating results for the nine month period ended January 31, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending April 30, 2006. Certain reclassifications have been made to prior period financial statements to conform to the current presentation.

The accompanying unaudited condensed consolidated financial statements include the accounts of WPCS International Incorporated (“WPCS”) and its wholly-owned subsidiaries, WPCS Incorporated , Invisinet, Inc. (“Invisinet”), Walker Comm, Inc. (“Walker”), Clayborn Contracting Group, Inc. (“Clayborn”), Heinz Corporation (“Heinz”), and Quality Communications & Alarm Company (“Quality”) from November 24, 2004 (date of acquisition), collectively the “Company”.

The Company provides design-build engineering services for specialty communication systems, which are dedicated wireless networks for specified applications, and for wireless infrastructure, which encompasses commercial cellular systems for wireless carriers. The Company provides a range of services including site design, spectrum analysis, engineering, trenching, electrical work, structured cabling, product integration, testing and project management.

Effective January 10, 2005, a majority of the Company’s shareholders approved a one-for-twelve reverse stock split of the Company’s common stock, decreasing the number of issued and outstanding shares of common stock from 45,849,976 shares to 3,821,385 shares. The par value of the common stock was not affected by the reverse stock split and remains at $0.0001 per share. Consequently, the reverse stock split has been reflected retroactively in the accompanying financial statements and notes for all periods presented and all applicable references as to the number of common shares and per share information, stock options, warrants and market prices have been restated to reflect this reverse stock split. In addition, shareholders’ equity has been restated for all periods presented for the aggregate par value of the number of common shares that were reclassified to additional paid-in capital as a result of the reverse stock split.

NOTE 2 - EQUITY ISSUED WITH REGISTRATION RIGHTS

On November 16, 2004, the Company completed a private placement with certain investors for an aggregate of 2,083,887 shares of its common stock and 2,083,887 common stock purchase warrants for $10,000,000. Under the terms of the sale, the investors were granted certain registration rights in which the Company agreed to timely file a registration statement to register the common shares and the shares underlying the warrants, obtain effectiveness of the registration statement by the SEC within ninety (90) days of November 16, 2004, and maintain the effectiveness of this registration statement for a preset time thereafter. In the event the Company fails to timely perform under the registration rights agreement, the Company agrees to pay the investors liquidated damages in an amount equal to 1.5% of the aggregate amount invested by the investors for each 30-day period or pro rata for any portion thereof following the date by which the registration statement should have been effective. The initial registration statement was filed and declared effective by the SEC within the allowed time and the Company has maintained the effectiveness of the registration statement to date, and has not been required to pay any liquidated damages in connection with the filing or on-going effectiveness of the registration statement.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(Unaudited)

The Emerging Issues Task Force ("EITF") is currently reviewing the accounting for securities with liquidated damages clauses as stated in EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF 00-19." There are currently several views as to how to account for this type of transaction and the EITF has not yet reached a consensus. In accordance with EITF 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled in the Company's Own Stock," and EITF 05-04, because the maximum potential liquidated damages for failure to maintain an effective registration statement is greater than the difference between the fair value of  registered and unregistered shares, the value of the common stock subject to such  registration rights should be classified as temporary equity. Additionally, in accordance with EITF 00-19 and the terms of the above warrants, the fair value of the warrants should be recorded as a liability, with an offsetting reduction to shareholders' equity. The warrant liability is initially measured at fair value using the Black-Scholes option pricing model, and is then re-valued at each reporting date, with changes in the fair value reported as non-cash charges or credits to earnings.

The SEC concluded that under EITF 00-19, common stock and warrants subject to registration rights where significant liquidated damages could be required to be paid to the holder of the instrument in the event the issuer fails to maintain the effectiveness of a registration statement for a preset time period, the common stock subject to such liquidated damages does not meet the tests required for shareholders' equity classification, and accordingly must be reflected between liabilities and  shareholders' equity  in the balance sheet until the conditions are eliminated. In analyzing instruments under EITF 00-19, the likelihood or probability related to the failure to maintain an effective registration statement is not a factor.

Based on the above interpretation, as of April 30, 2005, the Company classified $5,732,116 for the value of common stock subject to registration rights as temporary equity instead of shareholders'  equity. During fiscal 2006, certain of these common shares were sold by the investors; therefore the Company is no longer subject to performance for these shares under the registration rights agreement. Accordingly, the Company reclassified $3,663,010 from temporary equity and into shareholders' equity, resulting in $2,069,106 of temporary equity as of January 31, 2006.

In addition, the Company measured the initial fair value of the warrants on the closing date to be  $3,408,833,  and classified the fair value of the warrants as warrant liability instead of shareholders' equity. At the end of each reporting period, the value of the warrants is re-measured based on the fair value of the underlying shares, and changes to the warrant liability and related “gain or loss in fair value of the warrants” is recorded   as a non-cash charge or credit to earnings. The warrant liability will be reclassified to shareholders' equity when the Company is no longer subject to performance under the registration rights agreement.

At April 30, 2005, the warrant liability was $1,994,570 due to changes in the fair value of the warrant liability. At January 31, 2006, the warrant liability increased to $11,296,669 due principally to the increase in the market value of the Company’s common stock. The fair value of the warrants was estimated using the Black-Scholes option-pricing model, with the following assumptions: for the nine months ended January 31, 2006, risk-free interest rate of 4.16% to 4.47%, dividend yield of 0%, expected life of 5.79 to 6.29 years and volatility range of 29.1% to 35.5% were used. For the nine months ended January 31, 2005, risk-free interest rate of 3.92%, dividend yield of 0%, expected life of 6.79 years and volatility of 42.1% were used.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(Unaudited)

As a result, for the nine months ended January 31, 2006 and 2005, the Company recorded a non-cash loss on fair value of warrants of $11,406,414 and $840,499 respectively. The increase in the loss on fair value of warrants is due principally to the increase in the market value of the common stock of the Company. The non-cash loss on fair value of warrants has no effect on the Company’s cash flows or liquidity.

NOTE 3 - SUMMARY OF SELECTED SIGNIFICANT ACCOUNTING POLICIES

A summary of selected significant accounting policies consistently applied in the preparation of the accompanying condensed consolidated financial statements follows (additional policies are set forth in the Company’s Annual Report on Form 10-KSB):

Goodwill

In accordance with Statement of Financial Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, goodwill and indefinite-lived intangible assets are no longer amortized but are assessed for impairment on at least an annual basis. SFAS No. 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

SFAS No. 142 requires that goodwill be tested for impairment at least annually, utilizing a two-step methodology. The initial step requires the Company to determine the fair value of the business acquired (reporting unit) and compare it to the carrying value, including goodwill, of such business (reporting unit). If the fair value exceeds the carrying value, no impairment loss would be recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of the unit may be impaired. The amount, if any, of the impairment is then measured in the second step based on the excess, if any, of the reporting unit’s carrying value of goodwill over its implied fair value.

The Company determines the fair value of the businesses acquired (reporting units) for purposes of the initial test primarily by using a discounted cash flow valuation technique. Significant estimates used in the valuation include estimates of future cash flows, both future short-term and long-term growth rates, and estimates of costs of capital for purposes of arriving at a discount factor. The Company performs its annual impairment test during the fourth quarter absent any interim impairment indicators.

Changes in goodwill during the nine months ended January 31, 2006 are as follows:

Beginning balance, May 1, 2005	$13,961,642

Additional transaction costs for prior acquisitions	2,675
Clayborn acquisition purchase price adjustment	48,803
Quality acquisition purchase price adjustments	226,798

Ending balance, January 31, 2006	$14,239,918

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(Unaudited)

Revenue recognition

The Company records revenue and profit on its contracts on a percentage-of-completion basis using the cost-to-cost method. Contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts. Contracts are generally considered substantially complete when engineering is completed and/or site construction is completed. The Company includes in operations pass-through revenue and costs on cost-plus contracts, which are customer-reimbursable materials, equipment and subcontractor costs, when the Company determines that it is responsible for the engineering specification, procurement and management of such cost components on behalf of the customer.

The Company has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. Cost estimates are reviewed monthly on a contract-by-contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated cost to complete projects, which determines the project’s percent complete, must be made and used in connection with the revenue recognized in the accounting period. Current estimates may be revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated.

Earnings (Loss) Per Share

Earnings (loss) per common share is computed pursuant to SFAS No. 128, "Earnings Per Share" (“EPS”). Basic income per common share is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common stock issuable through stock options, restrictive stock awards, warrants and other convertible securities. At January 31, 2006, the Company had 781,204 stock options and 2,142,320 warrants outstanding which are potentially dilutive securities. At January 31, 2005, the Company had 369,926 stock options and 2,509,121 warrants outstanding which were potentially dilutive securities. For the nine months ended January 31, 2006 and 2005, basic and diluted EPS is the same since the effect of the assumed exercise of stock options and warrants would be antidilutive.

Equity Issued with Registration Rights

In connection with sales of our common stock and warrants to certain investors during the third fiscal quarter ended January 31, 2005, the Company granted certain registration rights that provide for liquidated damages in the event of failure to timely perform under the agreements. Although the common stock purchase agreement does not provide for net-cash settlement, the existence of liquidated damages provides for a defacto net-cash settlement option. Therefore, common stock subject to such liquidated damages does not meet the tests required for shareholders' equity classification, and accordingly has been reflected between liabilities and equity in the accompanying consolidated balance sheet as of January 31, 2006  until the conditions are eliminated.

Warrant Liability

In connection with the sale of certain equity instruments in  the third fiscal quarter ended January 31, 2005, as described above, the Company issued freestanding warrants. Although the terms of the warrants do not provide for net-cash settlement, in certain circumstances, physical or net-share settlement is deemed to not be within the Company’s control and, accordingly, the Company is required to account for these freestanding warrants as a derivative financial instrument liability, rather than as  shareholders'  equity.

The warrant liability is initially measured and recorded at its fair value, and is then re-valued at each reporting date, with changes in the fair value reported as non-cash charges or credits to earnings. For warrant-based derivative financial instruments, the Black-Scholes option pricing model is used to value the warrant liability.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(Unaudited)

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. The most significant estimates relate to the calculation of percentage-of-completion on uncompleted contracts, allowance for doubtful accounts, valuation of inventory, useful life of customer lists, deferred tax valuation allowance, the fair values of the assets and liabilities of purchased businesses and the factors related to determining if goodwill is impaired. Actual results could differ from those estimates.

NOTE 4- ACQUISITIONS

In accordance with SFAS No. 141, “Business Combinations”, acquisitions are accounted for under the purchase method of accounting. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is recorded to the extent the purchase price consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired at the date of the acquisition.

Quality

On November 24, 2004, the Company acquired all of the issued and outstanding common stock of Quality. The aggregate consideration paid by the Company to the Quality selling shareholders, net of acquisition transaction costs of $176,356, was $7,457,913, of which $6,700,000 was paid at closing. Additional purchase price adjustments of $757,913 were paid in June 2005 to settle working capital adjustments and income tax reimbursements related to the Company’s Internal Revenue Code Section 338 (h) (10) election. For income tax purposes, this election results in a stepped up basis of assets and liabilities and will result in future income tax deductions.

Quality is a Lakewood, New Jersey based provider of specialty communication services. The acquisition of Quality provides the Company additional project engineering expertise for specialty communication opportunities, broadens its customer base especially in the public safety sector and gaming industry, and expands its geographic presence in the Northeastern United States.

A valuation of certain assets, including property and equipment, and list of major customers was completed and the Company internally determined the fair value of its other assets and liabilities. In determining the fair value of acquired assets, standard valuation techniques were used including the market and income approaches.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(Unaudited)

The purchase price allocation, as adjusted, has been determined as follows:

Assets purchased:
Cash	$163,674
Accounts receivable	2,124,587
Inventory	244,053
Fixed assets	329,252
Prepaid expenses	70,447
Customer lists	580,000
Other assets	6,000
Goodwill	5,722,862
9,240,875
Liabilities assumed:
Accounts payable	(940,727)
Accrued expenses	(271,991)
Income taxes payable	(98,181)
Line of credit borrowings	(135,129)
Notes payable	(160,578)
(1,606,606)
Purchase price	$7,634,269

The following unaudited pro forma financial information presents the combined results of operations of the Company and Quality for the nine months ended January 31, 2005 as if the acquisition had occurred on May 1, 2004, after giving effect to certain adjustments, including the issuance of the Company’s common stock to finance the acquisition of Quality. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Quality been a single entity during the 2005 period.

Nine months ended
January 31, 2005
(Unaudited)
Revenue	$36,394,749

Net loss	($547,047)

Weighted average number of shares used in calculation:
Basic and diluted net loss per share	3,820,835

Pro forma net loss per common share:
Basic and diluted	(0.14)

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(Unaudited)

Customer lists are amortized over a period of five to six years from the date of acquisition. The Company recorded amortization expense related to customer lists of $223,000 and $174,000 for the nine months ended January 31, 2006 and 2005, respectively. With the exception of goodwill related to the Quality acquisition, any future goodwill impairments are not deductible for income tax purposes.

NOTE 5 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts consist of the following at January 31, 2006:

Costs incurred on uncompleted contracts	$26,785,374
Estimated contract profit	5,583,898
32,369,272
Less: billings to date	33,178,288

Net billings in excess	($809,016)

Costs and estimated earnings in excess of billings	$1,205,748

Billings in excess of costs and estimated earnings
on uncompleted contracts	(2,014,764)
Net billings in excess	($809,016)

NOTE 6 - RELATED PARTY TRANSACTIONS

In connection with the acquisition of Walker, the Company leases the Fairfield, California location from a trust, of which Gary Walker, one of the Company’s directors, is the trustee. For each of the nine months ended January 31, 2006 and 2005, the rent paid for this lease was $66,000.

In connection with the acquisition of Clayborn, an additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions to the former Clayborn shareholders, by payment of 50% of the quarterly post tax profits, as defined, of Clayborn and the payment of the remainder on that date. Through January 31, 2006, payments of $185,000 have been made to the former Clayborn shareholders and the total remaining due is $915,000.

In connection with the acquisition of Heinz, a $200,000 non-interest bearing promissory note was issued. Of the $200,000, $75,000 was paid in April 2005, $75,000 is payable in April 2006 and $50,000 in April 2007.

In connection with the acquisition of Quality, approximately $758,000 of additional purchase price consideration was paid to the selling shareholders in June 2005 for working capital adjustments and income tax reimbursements.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(Unaudited)

NOTE 7 - LINE OF CREDIT

On June 3, 2005, the Company entered into a credit agreement with a commercial bank. The credit agreement (the "Credit Agreement") provides for a revolving line of credit in an amount not to exceed $5,000,000, together with a letter of credit facility not to exceed $500,000. The Company also entered into security agreements with the bank, pursuant to which each subsidiary granted a security interest to the bank in all of its assets.

Under the terms of the Credit Agreement, the Company is permitted to borrow up to $3,000,000 under the revolving credit line, based upon eligible receivables. Once the Company has provided financial statements to the bank which evidence that the Company has earnings before interest, taxes, depreciation and amortization of (i) $750,000 for the quarter ended July 31, 2005, (ii) $750,000 for the quarter ended October 31, 2005, and (iii) $2,500,000 for the year ended April 30, 2006, the revolving commitment amount will be increased to $5,000,000. The Credit Agreement contains customary covenants, including but not limited to (i) restrictions on the permitted ratio of total unsubordinated liabilities to tangible net worth plus subordinated indebtedness, (ii) the Company's total tangible net worth, (iii) working capital, (iv) minimum earnings before interest, taxes, depreciation and amortization, and (v) dividend restrictions. As of January 31, 2006, the Company was in compliance with the Credit Agreement covenants. The loan commitment expires on August 31, 2008. The Company may prepay the loan at any time.

The loan under the revolving credit line bears interest at a rate equal to either the bank’s reference rate plus one- half (0.5%) percent, or LIBOR plus two and three-quarters (2.75%) percent, as the Company may request (7.1875% as of January 31, 2006). The Company paid a facility fee to the bank of $50,000 on the closing date. In addition to the loan, a $500,000 letter of credit was also re-issued in favor of Walker’s surety bonding company for performance and payment bond collateral requirements.

The Company used the initial funds provided by the loan, in the gross amount of $3,000,000, to repay existing bank debt of Walker of approximately $672,000, for the payment of approximately $758,000 to the former shareholders of its Quality subsidiary for monies due to them pursuant to the terms of the purchase of their company, and for working capital.

NOTE 8 - STOCK OPTION PLANS

In September 2005, the Company adopted the 2006 Incentive Stock Plan, under which officers, directors, key employees or consultants may be granted options. Under the 2006 Incentive Stock Plan, 400,000 shares of common stock were reserved for issuance upon the exercise of stock options, stock awards or restricted stock. Under the terms of the 2006 Incentive Stock Plan, stock options are granted at exercise prices equal to the fair market value of the common stock at the date of grant, and become exercisable and expire in accordance with the terms of the stock option agreement between the optionee and the Company at the date of grant. Through January 31, 2006, options to purchase 380,000 shares were granted at exercise prices ranging from $6.14 to $6.61. At January 31, 2006, there were 20,000 options to purchase shares available for issuance under the 2006 Incentive Stock Plan.

The Company established a nonqualified stock option plan pursuant to which options to acquire a maximum of 416,667 shares of the Company’s common stock were reserved for grant (the “2002 Plan”). Under the terms of the 2002 Plan, the options, which expire one to five years after grant, are exercisable at prices equal to the fair market value of the stock at the date of the grant and become exercisable in accordance with terms established at the time of the grant. At January 31, 2006, there were 15,463 shares available for grant under the 2002 Plan.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(Unaudited)

As currently permitted by SFAS 123, “Accounting for Stock-Based Compensation,” the Company has elected to continue to account for its stock-based compensation plans in accordance with the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”. Under APB 25, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The exercise price of all options granted to employees has been equal to or greater than the fair market value at the date of grant and, accordingly, the Company has not recognized compensation expense associated with its stock option plans. By making that election, the Company is required under SFAS 123 and related pronouncements to provide pro forma disclosures of net income and net income per common share as if the fair value based method of accounting had been applied.

The Company applies the intrinsic value method in accounting for its stock-based compensation plans. Had the Company measured compensation under the fair value based method for all stock options granted and amortized the cost over the related vesting period under the provisions of SFAS 123, the Company’s pro forma net income (loss) and net income (loss) per share would have been as follows:

	Nine months ended January 31,
	2006	2005
Net loss, as reported	($9,639,889)	($630,178)

Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	375,297	422,573

Net loss, pro forma	($10,015,186)	($1,052,751)

Basic and diluted net loss per share
As reported	($2.48)	($0.27)
Pro forma	($2.57)	($0.46)

The fair value of each option granted was estimated on the date of grant using the Black-Scholes Option pricing model with the following assumptions. For the nine months ended January 31, 2006, risk-free interest rate of 3.81%, dividend yield of 0%, expected life of 5 years and volatility range of 29.1% to 35.5% were used. For the nine months ended January 31, 2005, risk-free interest rate of 3.51% to 3.64%, dividend yield of 0%, expected life of 5 years and volatility of 44.9% were used.

SFAS 123(R) (revised December 2004), “Share-Based Payment,” a revision of SFAS 123, established, among other things, accounting and disclosure requirements for the use of a fair-value-based method of accounting for stock-based employee compensation plans. As a result of the revisions to SFAS 123, the Company will be required to expense the fair value of employee stock options beginning with its first fiscal quarter ending July 31, 2006. The revised standard will require the Company to expense the fair value of employee stock options and other share-based payments over the service period. The new standard may be adopted in one of three ways - the modified prospective transition method, a variation of the modified prospective transition method or the modified retrospective transition method. The Company is currently evaluating how we will adopt the standard and evaluating the effect that the adoption of SFAS 123(R) will have on our financial position or results of operations, although it is likely that we will have to recognize additional compensation expense in periods after adoption.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(Unaudited)

NOTE 9 - SEGMENT REPORTING

The Company's reportable segments are determined and reviewed by management based upon the nature of the services, the external customers and customer industries and the sales and distribution methods used to market the products. The Company has two reportable segments: wireless infrastructure services and specialty communication systems. Management evaluates performance based upon income (loss) before income taxes. Corporate loss includes corporate salaries and external professional fees, such as accounting, legal and investor relations costs which are not allocated to the reportable segments. Corporate assets include cash, prepaid expenses and deferred tax assets. Segment results for the nine months ended January 31, 2006 and 2005 are as follows.

	As of/ For Nine Months Ended January 31, 2006				As of/ For Nine Months Ended January 31, 2005
	Corporate	Wireless Infrastructure	Specialty Communication	Total	Corporate	Wireless Infrastructure	Specialty Communication	Total

Revenue	$-	$5,928,485	$32,314,586	$38,243,071	$-	$6,766,465	$22,248,931	$29,015,396

Income (loss) before income taxes	($12,607,828)	$602,706	$3,519,006	($8,486,116)	($1,753,156)	$856,804	$427,910	($468,442)

Goodwill	$-	$2,482,085	$11,757,833	$14,239,918	$-	$2,435,752	$11,214,042	$13,649,794

Total assets	$4,702,296	$5,507,233	$26,681,075	$36,890,604	$2,687, 680	$5,490,960	$22,619,228	$30,797,868

 NOTE 10 - PROPOSED OFFERING

On February 8, 2006, the Company filed a registration statement on Form SB-2 with the SEC in connection with a proposed public offering of 2,000,000 shares of common stock, subject to an over-allotment option for an additional 300,000 shares of common stock. There can be no assurance as to the timing or final terms of the offering, or whether or not the offering will be consummated. In connection with the public offering, the Company anticipates incurring substantial costs, which, if the offering is not consummated, will be charged to expense. As of January 31, 2006, such costs were not material.

876,931 Shares

Common Stock

________________

PROSPECTUS

            , 2006

________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our Bylaws provide that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by WPCS International Incorporated in connection with the offer and sale of the securities being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee		$2,932
NASD filing fee		$3,240
NASDAQ listing fee		*
Transfer Agent’s Fee		*
Printing and engraving costs		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

 * To be provided by amendment.

Item 26. Recent Sales of Unregistered Securities.

Except as set forth below, there were no sales of unregistered securities by WPCS during the past three (3) years:

During July, August and September 2003, we sold an aggregate of 100 units to 40 accredited investors in a private placement for aggregate proceeds of $2,500,000. Each Unit consists of (i) 3,704 shares of our common stock, and (ii) warrants to purchase 3,704 shares of common stock, exercisable for a period of three years at an exercise price of $10.80 per share. The shares were issued in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

On August 22, 2003, we issued 68,871 shares of our common stock in exchange for all of the issued and outstanding shares of Clayborn Contracting Group, Inc. The shares were issued to one accredited investor in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

On April 2, 2004, we issued 59,524 shares of our common stock in exchange for all of the issued and outstanding shares of Heinz Corporation. The shares were issued to one accredited investor in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

On November 16, 2004, we sold an aggregate of $10,000,000 of our common stock and common stock purchase warrants to eight investors. We sold an aggregate of 2,083,337 shares of common stock and 2,083,337 warrants to the investors. The common stock and the warrants were issued in a private placement transaction pursuant to Section 4(2) under the Securities Act of 1933. Pursuant to the terms of sale, we filed a resale registration statement on December 30, 2004 covering the common stock and the common stock issuable upon exercise of the warrants, which was declared effective by the SEC on January 18, 2005.

Each warrant is exercisable for a period of five years at a price of $8.40 per share, subject to certain adjustments. The exercise price of the warrants is subject to adjustment for subsequent lower price issuances by us, as well as customary adjustment provisions for stock splits, combinations, dividends and the like. At any time after the registration statement is effective, the warrants are callable by us, upon 30 days notice, should the common stock trade at or above $25.20 for 25 out of 30 consecutive trading days. A maximum of 20% of the warrants may be called in any three-month period.

In September 2005, we issued 62,500 shares of common stock upon exercise of warrants in exchange for $300,000. The shares were issued to one accredited investor in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In December 2005, we issued 211,500 shares of common stock upon exercise of warrants in exchange for $1,776,600. The shares were issued to one accredited investor in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In January 2006, we issued 155,851 shares of common stock upon exercise of warrants in exchange for $1,310,148. The shares were issued to two accredited investors in transactions exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In February 2006, we issued 124,866 shares of common stock upon exercise of warrants in exchange for $1,048,874. The shares were issued to two accredited investors in transactions exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In February 2006, we issued 5,334 shares of common stock upon exercise of stock options in exchange for $27,853. The shares were issued to two accredited investors in transactions exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In March 2006, we issued 5,417 shares of common stock upon exercise of stock options in exchange for $28,252. The shares were issued to two accredited investors in transactions exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

Item 27. Exhibits

The Following exhibits are included as part of this Form SB-2. References to "us" in this Exhibit List means WPCS International Incorporated, a Delaware Corporation.

Exhibit No.	Description

3.1	Certificate of Incorporation, as amended (filed herewith).

3.2	Amended and Restated Bylaws (filed herewith).

4.1	Certificate of Designation of Series A Convertible Preferred Stock, incorporated by reference to Exhibit 4.1 of wowtown.com, Inc.’s Form SB-2, filed June 8, 2000.

4.2	Certificate of Designation of Series B Convertible Preferred Stock, incorporated by reference to Exhibit 4.2 of WPCS International Incorporated’s Annual Report on Form 10-KSB, filed July 29, 2002.

4.3	Certificate of Designation of Series C Convertible Preferred Stock, incorporated by reference to Exhibit 4.3 of WPCS International Incorporated’s Annual Report on Form 10-KSB, filed August 14, 2003.

4.4	2002 Employee Stock Option Plan, incorporated by reference to Exhibit 4.4 of WPCS International Incorporated’s Annual Report on Form 10-KSB, filed August 14, 2003.

4.5	Form of 2003 Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.5 of WPCS International Incorporated’s Annual Report on Form 10-KSB, filed August 14, 2003.

4.6	2006 Incentive Stock Plan, incorporated by reference to Exhibit 4.2 of WPCS International Incorporated’s registration statement on Form S-8, filed September 21, 2005.

5.1	Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith).

10.1
Employment Agreement by and between WPCS International Incorporated and Andrew Hidalgo, dated as of February 1, 2004, incorporated by reference to Exhibit 10.1 of WPCS International Incorporated’s registration statement on Form SB-2/A, filed April 30, 2004.

10.2
Employment Agreement by and among WPCS International Incorporated, Walker Comm, Inc, and Donald Walker, incorporated by reference to Exhibit 10.3 of WPCS International Incorporated’s Annual Report on Form 10-KSB, filed August 14, 2003.

10.3
Employment Agreement by and among WPCS International Incorporated, Walker Comm, Inc, and Gary Walker, incorporated by reference to Exhibit 10.4 of WPCS International Incorporated’s Annual Report on Form 10-KSB, filed August 14, 2003.

10.4
Employment Agreement by and between WPCS International Incorporated and Joseph Heater, dated as of June 1, 2005, incorporated by reference to Exhibit 10.4 of WPCS International Incorporated’s Annual Report on Form 10-KSB, filed July 29, 2005.

10.5
Employment Agreement by and between Heinz Corporation and James Heinz, dated as of April 1, 2004, incorporated by reference to Exhibit 10.12 of WPCS International Incorporated’s registration statement on Form SB-2/A, filed April 30, 2004.

10.6
Employment Agreement by and between Quality Communications & Alarm Company, Inc. and Richard Schubiger, dated as of August 1, 2005, incorporated by reference to Exhibit 10.6 of WPCS International Incorporated’s registration statement on Form SB-2, filed February 8, 2006.

10.7
Agreement and Plan of Merger by and among Phoenix Star Ventures, Inc., WPCS Acquisition Corp., a Delaware corporation, WPCS Holdings, Inc., a Delaware corporation, and Andy Hidalgo, dated as of May 17, 2002, incorporated by reference to Exhibit 1 of WPCS International Incorporated’s Current Report on Form 8-K/A, filed June 12, 2002.

10.8
Agreement and Plan of Merger by and among WPCS International Incorporated, Invisinet Acquisitions Inc., Invisinet, Inc., J. Johnson LLC and E. J. von Schaumburg made as of the 13th day of November, 2002, incorporated by reference to Exhibit 3 of WPCS International Incorporated’s Current Report on Form 8-K, filed November 27, 2002.

10.9	Amendment to Invisinet Bonus Agreement, dated as of May 27, 2003, incorporated by reference to Exhibit 10.8 of WPCS International Incorporated’s Annual Report on Form 10-KSB, filed August 14, 2003.

10.10
Agreement and Plan of Merger by and among WPCS International Incorporated, Walker Comm Merger Corp., Walker Comm, Inc., Donald C. Walker, Gary R. Walker, and Tanya D. Sanchez made as of the 30th day of December, 2002, incorporated by reference to Exhibit 10.10 of WPCS International Incorporated’s registration statement on Form SB-2, filed February 8, 2006.

10.11
Agreement and Plan of Merger by and among WPCS International Incorporated, Clayborn Contracting Acquisition Corp., Clayborn Contracting Group, Inc., David G. Gove and Sharon Gove made as of the 22nd day of August, 2003, incorporated by reference to Exhibit 3 of WPCS International Incorporated’s Current Report on Form 8-K, filed August 29, 2003.

10.12
Agreement and Plan of Merger by and among WPCS International Incorporated, Heinz Acquisition Corp., Heinz Corporation and James Heinz made as of the 2nd day of April, 2004, incorporated by reference to Exhibit 3 of WPCS International Incorporated’s Current Report on Form 8-K, filed April 9, 2004.

10.13
Stock Purchase Agreement by and among WPCS International Incorporated and Richard Schubiger, Matthew Haber and Brian Fortier, dated as of November 24, 2004, incorporated by reference to Exhibit 10.1 of WPCS International Incorporated’s current report on Form 8-K, filed November 30, 2004.

10.14
Form of Securities Purchase Agreement, dated as of November 16, 2004, incorporated by reference to Exhibit 10.1 of WPCS International Incorporated’s current report on Form 8-K, filed November 19, 2004.

10.15
Form of Common Stock Purchase Warrant, dated as of November 16, 2004, incorporated by reference to Exhibit 10.2 of WPCS International Incorporated’s current report on Form 8-K, filed November 19, 2004.

10.16
Form of Registration Rights Agreement, dated as of November 16, 2004, incorporated by reference to Exhibit 10.3 of WPCS International Incorporated’s current report on Form 8-K, filed November 19, 2004.

10.17
Credit Agreement by and among WPCS International Incorporated, Clayborn Contracting Group, Inc., Heinz Corporation, Invisinet, Inc., Quality Communications & Alarm Company, Inc., Walker Comm, Inc. and Bank Leumi USA, dated as of June 3, 2005, incorporated by reference to Exhibit 10.1 of WPCS International Incorporated’s current report on Form 8-K, filed June 8, 2005.

10.18	Form of Security Agreement with Bank Leumi, dated as of June 3, 2005, incorporated by reference to Exhibit 10.2 of WPCS International Incorporated’s current report on Form 8-K, filed June 8, 2005.

14	Code of Ethics and Business Conduct, incorporated by reference to Exhibit 14 of WPCS International Incorporated’s annual report on Form 10-KSB, filed August 14, 2003.

21.1	Subsidiaries of the registrant, incorporated by reference to Exhibit 21.1 of WPCS International Incorporated’s registration statement on Form SB-2, filed February 8, 2006.

23.1	Consent of J. H. Cohn LLP (filed herewith).

23.2	Consent of legal counsel (see Exhibit 5).

Item 28. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Exton, State of Pennsylvania, on April 7, 2006.

WPCS INTERNATIONAL INCORPORATED

By:	/s/ Andrew Hidalgo,
Andrew Hidalgo,
Chairman, Chief Executive Officer
(Principal Executive Officer) and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

* Andrew Hidalgo	Chairman, Chief Executive Officer (Principal Executive Officer) and Director	April 7, 2006
* Joseph Heater	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 7, 2006
* Norm Dumbroff	Director	April 7, 2006
* Neil Hebenton	Director	April 7, 2006
* Gary Walker	Director	April 7, 2006
* William Whitehead	Director	April 7, 2006

*By:	/s/ Joseph Heater
Joseph Heater
Attorney-in-fact